Exhibit 10.9

Confidential

TRANSACTION AGREEMENT

Between

THE PROCTER & GAMBLE COMPANY,

C-PAK CONSUMER PRODUCT HOLDINGS LLC

and

CAPITAL PARK HOLDINGS CORP.

Dated as of

May 3, 2019

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

EXHIBITS
Exhibit A	Transition Services Agreement
Exhibit C	Shared Technology License Agreement
Exhibit D	Transitional Distribution Agreement
Exhibit E	Transitional Supply Agreement

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TRANSACTION AGREEMENT

This Transaction Agreement (this “Agreement”), dated as of May 3, 2019, is between The Procter & Gamble Company, an Ohio Corporation (“Seller”), C-PAK Consumer Product Holdings LLC, a Delaware limited liability company (“Acquiror”), and Capital Park Holdings Corp., a Delaware corporation, solely in its capacity as guarantor pursuant to Section 4.24 (“Guarantor”).

RECITALS

1. Seller is engaged, directly and indirectly through certain of its Subsidiaries, in the Joy Business and the Cream Suds Business.

2. Seller has determined that it would be appropriate to divest the Joy Business and the Cream Suds Business in the manner contemplated hereby.

3. Acquiror desires to purchase from Seller, and Seller desires to Convey or cause to be Conveyed to Acquiror, the Acquired Assets, and Acquiror desires to assume from Seller and its Subsidiaries, and Seller desires to assign or cause to be assigned to Acquiror, the Assumed Liabilities, in each case, on the terms and subject to the conditions hereinafter set forth.

Accordingly, the Parties agree as follows:

I. PURCHASE AND SALE

1.01 Sale of Assets. Except as provided in Section 1.06, effective as of the Closing, Seller will sell, assign, transfer, convey and deliver (“Convey”) (and will cause any applicable Affiliate of Seller to Convey) to Acquiror (or one or more Affiliates of Acquiror), and Acquiror (or one or more Affiliates of Acquiror) will purchase from Seller or the applicable Affiliate of Seller, all of Seller’s or its Affiliates’ respective right, title and interest in and to all of the Acquired Assets.

1.02 Assumption of Liabilities. Effective as of the Closing, Seller will assign (and will cause any applicable Affiliate of Seller to assign) to Acquiror (or one or more Affiliates of Acquiror), and Acquiror (or one or more Affiliates of Acquiror) will assume, perform and fulfill when due and, to the extent applicable, comply with (or will cause any of its Affiliates to assume, perform and fulfill when due and, to the extent applicable, comply with), all of the Assumed Liabilities, in accordance with their respective terms.

1.03 Misallocated Transfers. If, at any time from and after the Closing, any member of the Seller Group or the Acquiror Group (as applicable) discovers that it or any of its Affiliates is the owner of, receives or otherwise comes to possess any Asset (including the receipt of payments made pursuant to Contracts and proceeds from accounts receivable) or is liable for any Liability that is attributable to Person that is a member of the other Group, respectively, pursuant to this Agreement or any Ancillary Agreement (except in the case of any acquisition of Assets or assumption of Liabilities from the other Group for value subsequent to the Closing), then such Party will promptly Convey, or cause to be Conveyed, such Asset or assign, or cause to be assigned, such Liability to the Person so entitled thereto or responsible therefor (and the other Party will or will cause such entitled Person to accept such Asset or assume, perform and fulfill when due and, to the extent applicable, comply with, such Liability). Prior to any such Conveyance or assignment, such Asset will be held in accordance with Section 1.06.

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1.04 Acquired Assets; Excluded Assets.

(a) For purposes of this Agreement, “Acquired Assets” means all Assets owned or held by any member of the Seller Group (y) that are included in any of Section 1.04(a)(i) through Section 1.04(a)(xi), or (z) that are otherwise exclusively used or held for exclusive use in the Joy Business or in the Cream Suds Business, in the case of each of clauses (y) and (z), whether now existing or hereafter acquired prior to the Closing:

(i) bottle molds and other tangible personal property listed on Section 1.04(a)(i) of the Seller Disclosure Letter;

(ii) all interests, rights, claims and benefits under, pursuant to, and associated with the Contracts (A) listed on Section 1.04(a)(ii) of the Seller Disclosure Letter, or (B) exclusively used in or exclusively related to the Joy Business or the Cream Suds Business (collectively, the “Acquired Contracts”);

(iii) all Permits that are exclusively used or held for exclusive use in the Joy Business and the Cream Suds Business;

(iv) all Intellectual Property (A) exclusively used in or exclusively relating to the Joy Business or the Cream Suds Business; or (B) otherwise listed on Section 1.04(a)(iv) of the Seller Disclosure Letter solely in the Territory, and in the case of each of clauses (A) and (B), all goodwill related to any of the foregoing and all rights to sue or recover and retain damages and costs and attorneys’ fees for infringement, misappropriation or other violation of any of the foregoing, whether occurring prior to, on or after the Closing Date (all of the foregoing, the “Acquired IP Assets”);

(v) (A) all of the financial records exclusively relating to the Joy Business, the Cream Suds Business, the Acquired Assets or the Assumed Liabilities that do not form part of the general ledger of Seller or any of its Affiliates, (B) to the extent not publicly available, and within Seller’s possession all prosecution files, histories, certificates, notices and registrations pertaining to the Intellectual Property listed on Section 1.04(a)(iv) of the Seller Disclosure Letter, and (C) all other books, records, ledgers, files, documents, correspondence, lists, plats, drawings, photographs, product literature (including historical), branding, advertising and promotional materials, packaging artwork, customer lists, supplier lists, customer financial data and information, sales, product and marketing reports, market and market share data, operating, production and other manuals, manufacturing and quality control records and procedures, research and development files, data, data models, reports, surveys, invoices, purchase orders, receipts, engineering drawings, notebooks and logbooks, in all cases whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape or any other form, and that in any such case are exclusively related to the Joy Business, the Cream Suds Business, the Acquired Assets or the Assumed Liabilities (collectively, the “Joy Books and Records” and the “Cream Suds Books and Records”); provided, however, that (1) none of clauses (A) - (C) will include Intellectual Property in any such records, writings or other materials (which is the subject of Section 1.04(a)(iv)), (2) Seller will be entitled to retain a copy of the Joy Books and Records and the Cream Suds Books and Records, which will be subject to the provisions of Section 4.07, (3) neither clause (A) nor (C) will be deemed to include any books, records or other items or portions thereof (w) with respect to which it is not reasonably practicable to identify and extract the portion thereof exclusively related to the Joy Business or the Cream Suds Business from the portions thereof that relate to the businesses of Seller other than the Joy Business or the Cream Suds Business, (x) that are subject to restrictions on transfer pursuant to applicable Laws regarding personally identifiable information or Seller’s privacy policies regarding personally identifiable information or with respect to which transfer would require any Governmental Approval under applicable Law or (y) that relate to any employees of Seller or its Affiliates, and (4) in no event will Joy Books and Records and Cream Suds Books and Records include any Tax records or Tax Returns;

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(vi) all rights to the Joy Business’ and the Cream Suds Business’ current and historical print, television, Internet, point of sale and other advertising;

(vii) the benefits of all prepaid expenses (other than allocated expenses), including any (A) prepaid leases and prepaid rentals, in each case to the extent exclusively related to the Joy Business or Cream Suds Business, and (B) any advertising (including television, print, Internet and point of sale) to the extent such advertising has been fully or partially created but not published, broadcasted or delivered prior to the Closing;

(viii) all goodwill of the Joy Business and the Cream Suds Business;

(ix) subject to Section 1.04(a)(iv) all rights to Actions, causes of action, lawsuits, judgments, claims and demands (A) relating to, resulting from or arising out of the conduct of or otherwise exclusively related to the Joy Business and the Cream Suds Business after the Closing Date, or (B) otherwise relating to any Acquired Asset or Assumed Liability;

(x) the other Assets identified on Section 1.04(a)(x) of the Seller Disclosure Letter; and

(xi) the right to enforce the Seller Group’s rights in (A) the confidentiality provisions of any confidentiality, non-disclosure or other similar Contracts that are not otherwise an Acquired Asset to the extent such provisions relate to confidential information of the Joy Business or the Cream Suds Business and (B) any Intellectual Property assignment provisions of any Intellectual Property assignment Contract that is not otherwise an Acquired Asset to the extent such provisions relate to the Business IP Assets.

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(b) Notwithstanding Section 1.04(a) or any other provision hereof, the Acquired Assets will not in any event include any of the following Assets (the “Excluded Assets”):

(i) the Assets listed or described on Section 1.04(b)(i) of the Seller Disclosure Letter;

(ii) the Excluded IP Assets;

(iii) all Assets in respect of any and all Compensation and Benefit Plans and all Assets in respect of all other compensation and benefit plans sponsored by Seller or its Affiliates;

(iv) all employment relationships and employment agreements of Seller or its Affiliates, including those relating to the Joy Business and the Cream Suds Business;

(v) all Real Property Interests of Seller and its Affiliates;

(vi) all accounts receivable of Seller and its Affiliates;

(vii) all cash and cash equivalents (including investments and securities) of Seller and its Affiliates;

(viii) any tangible property of Seller or its Affiliates other than the tangible property described in Section 1.04(a)(i) and Section 1.04(a)(x) or otherwise exclusively used or held for use in the Joy Business or the Cream Suds Business;

(ix) any furniture, office equipment or personal use Assets of employees, other than Assets transferred pursuant to Section 1.04(a)(i);

(x) except as set forth in Section 1.04(a)(xi), all rights to Actions, causes of action, lawsuits, judgments, claims, counterclaims or demands of Seller or its Affiliates against a party other than Acquiror or its Affiliates that (A) arose prior to the Closing or (B) are not exclusively related to the Joy Business or the Cream Suds Business;

(xi) all financial and Tax records relating to the Joy Business and the Cream Suds Business that form part of the general ledger of Seller or any of its Affiliates, any work papers of Seller’s auditors and any other Tax records (including accounting records) of Seller or any of its Affiliates;

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(xii) subject to Section 4.13, all rights to insurance policies or practices of Seller and its Affiliates (including any captive insurance policies, fronted insurance policies, surety bonds or corporate insurance policies or practices, or any form of self-insurance whatsoever), any refunds paid or payable in connection with the cancellation or discontinuance of any such policies or practices and any claims made under such policies;

(xiii) all records prepared by or on behalf of Seller or its Affiliates relating to the negotiation of the transactions contemplated by this Agreement and all records prepared by or on behalf of Seller or its Affiliates in connection with the potential divestiture of all or a part of the Joy Business and the Cream Suds Business or any other business or Asset of Seller or its Affiliates, including (A) proposals received from third parties and analyses relating to such transactions and (B) without limiting Section 4.07, communications with legal counsel representing Seller or its Affiliates and the right to assert the attorney-client privilege with respect thereto;

(xiv) all rights of Seller or its Affiliates under this Agreement or any Ancillary Agreement and the certificates, instruments and Transfer Documents delivered in connection therewith;

(xv) all software owned or used by or licensed to Seller and its Affiliates;

(xvi) any and all Assets of Seller or its Affiliates that are not exclusively used or held for exclusive use in the Joy Business or the Cream Suds Business, and are not otherwise identified in Sections 1.04(a)(i) through 1.04(a)(xi) as an Acquired Asset; and

(xvii) Cream Suds Inventory and Joy Inventory.

1.05 Assumed Liabilities; Excluded Liabilities.

(a) For the purposes of this Agreement, “Assumed Liabilities” will mean only the following Liabilities:

(i) all Liabilities of Seller and its Affiliates to the extent relating to, resulting from or arising out of the ownership or use of the Acquired Assets or the operation or the conduct of the Joy Business or the Cream Suds Business in the Territory, in each case, by Acquiror and its Affiliates after the Closing (it being acknowledged and agreed that, except as otherwise expressly set forth below, in no event will the Assumed Liabilities include any Liability relating to, resulting from or arising out of the ownership or use of the Acquired Assets or the operation or the conduct of the Joy Business or the Cream Suds Business prior to the Closing).

(ii) all Liabilities for (A) Taxes relating to, resulting from or arising out of the ownership or use of the Acquired Assets or the operation or the conduct of the Joy Business and the Cream Suds Business by Acquiror and its Affiliates with respect to a Post-Closing Tax Period and (B) Acquiror’s portion of any Transfer Taxes as determined pursuant to Section 8.02;

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(iii) all Liabilities under the Acquired Contracts with respect to performance, in each case, other than any Liability to the extent arising out of, relating to or otherwise in respect of any breach, default or violation of or under any Acquired Contract that occurred prior to the Closing; and

(iv) all Liabilities relating to, resulting from or arising out of trade and consumer promotions, in-store promotions and coupon campaigns with respect to the Joy Business and the Cream Suds Business committed to by Seller or any of its Affiliates prior to the Closing; and

(v) all Liabilities for product returns in respect of products of the Joy Business and the Cream Suds Business manufactured, sold or distributed prior to the Closing.

(b) Notwithstanding anything to the contrary in this Agreement, any schedule or exhibit hereto or any Ancillary Agreement, the Parties expressly acknowledge and agree that the Assumed Liabilities will not include, and that neither Acquiror nor any of its Affiliates shall assume or otherwise be liable for, any of the following Liabilities (such Liabilities, the “Excluded Liabilities”):

(i) all Liabilities to the extent relating to, resulting from or arising out of the ownership or use of the Acquired Assets or the operation or conduct of the Joy Business or the Cream Suds Business prior to the Closing, except in each case for the Liabilities expressly identified as Assumed Liabilities in Section 1.05;

(ii) all Liabilities relating to, resulting from or arising out of recalls of products, the fulfillment of warranty claims and similar repair and replacement commitments (and any credits, refunds, reimbursements and adjustments relating thereto) in respect of products manufactured, sold or distributed by Seller and its Affiliates;

(iii) all Liabilities for Taxes relating to, resulting from or arising out of (A) the Acquired Assets, the Joy Business or the Cream Suds Business with respect to a Pre-Closing Tax Period and (B) Seller’s portion of Transfer Taxes as determined pursuant to Section 8.02;

(iv) all Liabilities relating to, resulting from or arising out of accounts payable or Indebtedness of Seller or its Affiliates;

(v) all Liabilities of Seller or its Affiliates under this Agreement or any Ancillary Agreement and the certificates, instruments and Transfer Documents delivered in connection therewith;

(vi) all Liabilities relating to, resulting from or arising out of any Excluded Asset; and

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(vii) all other Liabilities that are not expressly Assumed Liabilities.

(c) Notwithstanding any other provision hereof, in the event that there are facts, circumstances, actions, inactions, ownership or use of the Acquired Assets, or operation or conduct of the Joy Business and the Cream Suds Business, that commence or exist prior to the Closing and continue following the Closing that give rise to Liabilities, such Liabilities will constitute Excluded Liabilities to the extent the Liabilities relate to the period prior to the Closing and will constitute Assumed Liabilities to the extent such additional Liabilities relate to the period from and after the Closing and will be apportioned between Seller and Acquiror on that basis. To the extent that there are any changes in the manner in which the Joy Business or the Cream Suds Business is operated or conducted after the Closing relative to the manner in which the Joy Business or the Cream Suds Business is operated or conducted prior to the Closing, if such changes result in any additional Liabilities, such additional Liabilities will be Assumed Liabilities.

(d) Notwithstanding the foregoing, nothing in Section 1.05(a)(i) or 1.05(c) shall be construed or interpreted as limiting or affecting in any manner Seller’s representations or warranties or indemnity obligations under this Agreement or any Ancillary Agreement.

1.06 Transfers In Violation of Law or Required Consents. If and to the extent that the valid, complete and perfected Conveyance to any Acquiror Group member of any Acquired Asset or to any Seller Group member of any Excluded Asset would be a violation of applicable Laws or require any Consent in connection with the transactions contemplated hereby that has not been obtained as of the Closing, then, notwithstanding any other provision hereof, such Conveyance will automatically be deferred and will not occur until all legal impediments are removed or such Consents have been obtained. Notwithstanding the foregoing, any such Asset will still be considered an Acquired Asset or Excluded Asset, as applicable, solely for the economic benefit, insofar as reasonably possible, of the Person entitled thereto until the consummation of the Conveyance thereof but only to the extent permitted under applicable Law. The Parties will use their respective Commercially Reasonable Efforts to (a) continue to seek to remove any legal impediments and to secure any Consents from third parties necessary to Convey such Asset and (b) develop and implement arrangements to place the Person entitled to receive such Asset, insofar as reasonably possible, in the same position as if such Asset had been Conveyed as contemplated hereby such that all the benefits and burdens relating to such Asset, including possession, use, risk of loss, potential for gain or other benefits, any Tax Liabilities in respect thereof and dominion, control and command over such Asset, are to inure from and after the Closing to such Person. If and when the applicable legal or contractual impediments are removed or the applicable Consents are obtained, the Conveyance of the applicable Asset will be effected in accordance with the terms of this Agreement or such applicable Ancillary Agreement. The obligations set forth in this Section 1.06 will terminate on the two-year anniversary of the Closing. Nothing in this Section 1.06 will be deemed to constitute or require a waiver by any of the Parties of any of the closing conditions set forth in Article V, including the receipt of the Governmental Approvals.

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1.07 Waiver of Bulk-Sales Laws. Except as otherwise prohibited by applicable Law, each of Seller and Acquiror hereby waives compliance by each member of their respective Group with the requirements and provisions of the “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the Conveyance of any or all of the Assets to any member of the Seller Group or Acquiror Group, as applicable.

1.08 Closing. On the terms and subject to the conditions set forth in this Agreement, the consummation of the purchase and Conveyance of the Acquired Assets and the assumption of the Assumed Liabilities (the “Closing”) will take place electronically via email or facsimile on the last Business Day of the calendar month in which the satisfaction or waiver of the last of the conditions set forth in Article V occurs (other than those conditions that by their nature or pursuant to the terms of this Agreement are to be satisfied at or immediately prior to the Closing, but subject to the satisfaction or, where permitted, the waiver of those conditions); provided, further that Seller and Acquiror may mutually agree in writing to another date for the Closing to occur. The date on which the Closing occurs is referred to as the “Closing Date.” For accounting purposes, the Closing will be deemed to have occurred as of 23:59:59 local time on the Closing Date if the Closing is on the last Business Day of the month.

1.09 Purchase Price.

(a) The aggregate purchase price to be paid to Seller in full consideration of the Acquired Assets will be (i) the payment in cash in the amount of USD $30,000,000.00 (thirty million dollars) (such amount, the “Cash Purchase Price”) and (ii) the assumption by Acquiror or one or more of its Affiliates of the Assumed Liabilities.

(b) At the Closing and on the terms and subject to the conditions set forth in this Agreement, in consideration of the Conveyance of the Acquired Assets, Acquiror or its designated Affiliates will assume the Assumed Liabilities and pay to Seller or its designated Affiliates in cash an amount equal to the Cash Purchase Price by wire transfer of immediately available funds to a bank account or accounts designated by Seller in writing not less than two Business Days prior to the anticipated Closing Date.

1.10 Closing Deliveries.

(a) Documents To Be Delivered by Seller. On the Closing Date, Seller will deliver, or will cause its appropriate Affiliates to deliver, to Acquiror all of the following instruments (each duly executed by Seller or those of its Affiliates that are parties thereto, as applicable):

(i) the Ancillary Agreements to which Seller or any of its Affiliates is a party;

(ii) the Transfer Documents as described in Section 1.11; and

(iii) the certificate contemplated by Section 5.02(c).

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(b) Documents To Be Delivered by Acquiror. On the Closing Date, Acquiror will deliver, or will cause its Affiliates to deliver, as appropriate, to Seller all of the following instruments (each duly executed by Acquiror or those of its Affiliates that are parties thereto, as applicable):

(i) the Ancillary Agreements to which Acquiror or any of its Affiliates is a party;

(ii) the Transfer Documents as described in Section 1.11; and

(iii) the certificate contemplated by Section 5.03(c).

1.11 Conveyance of Acquired Assets and Assumption of Assumed Liabilities. In furtherance of the Conveyance of Acquired Assets and assumption of Assumed Liabilities provided in Sections 1.01 and 1.02, on the Closing Date, (a) Seller will execute and deliver, and will cause its Affiliates to execute and deliver, such bills of sale, certificates of title, deeds, assignments of Contracts and other instruments of Conveyance (in each case to the extent applicable and in a form that is consistent with the terms and conditions of this Agreement, and otherwise customary or statutorily required in the jurisdiction in which the relevant Assets are located and reasonably acceptable to Acquiror) to evidence the Conveyance of all of Seller’s and its Affiliates’ rights, title and interests in and to the Acquired Assets to Acquiror and its Affiliates; it being understood that no such bill of sale, certificate of title, deed, assignment or other instrument of Conveyance will require Seller or any of its Affiliates to make any additional representations, warranties or covenants, expressed or implied, not contained in this Agreement except to the extent required to comply with applicable local Law, in which case the Parties will enter into such supplemental agreements or arrangements as are effective to preserve the allocation of economic benefits and burdens contemplated by this Agreement; and (b) Acquiror will execute and deliver, or will cause its applicable Affiliates to execute and deliver, such assumptions of Assumed Liabilities and other instruments of assumption (in each case to the extent applicable and, in a form that is consistent with the terms and conditions of this Agreement, and otherwise customary or statutorily required in the jurisdiction in which the relevant Liabilities are located) as and to the extent reasonably necessary to evidence the valid and effective assumption of the Assumed Liabilities by Acquiror or its Affiliates; it being understood that no such instruments of assumption will require Acquiror or any of its Affiliates to make any additional representations, warranties or covenants, expressed or implied, not contained in this Agreement except to the extent required to comply with applicable local Law, in which case the Parties will enter into such supplemental agreements or arrangements as are effective to preserve the allocation of economic benefits and burdens contemplated by this Agreement. All of the foregoing documents contemplated by this Section 1.11 will be referred to collectively herein as the “Transfer Documents.”

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II. REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Acquiror as of the date hereof that, except as set forth in the applicable Section or subsection of the Seller Disclosure Letter (interpreted as contemplated by Section 9.13):

2.01 Due Organization, Good Standing and Corporate Power. Seller is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation. Each of Seller and its Affiliates has the requisite corporate power and authority to own, lease and operate their properties that will be Conveyed to Acquiror, to carry on the Joy Business and the Cream Suds Business as now being conducted and to enter into and perform its obligations under this Agreement and the Ancillary Agreements to which it is, or will be at Closing, a party and to consummate the transactions contemplated hereby and thereby. Each of Seller and its Affiliates is duly qualified to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by the Joy Business and the Cream Suds Business that will be Conveyed to Acquiror or the nature of the Joy Business or the Cream Suds Business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Joy Business MAE or a Cream Suds Business MAE.

2.02 Authorization of Agreement. The execution, delivery and performance of this Agreement and the Ancillary Agreements by each of Seller and, if applicable, its Affiliates, and the consummation by it and, as of the Closing, its Affiliates of the transactions contemplated hereby and thereby, have been duly authorized and approved by all necessary corporate action and no other corporate or shareholder action on the part of Seller or its Affiliates is necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is, or will be at Closing, a party, or the consummation of the transactions contemplated hereby and thereby. This Agreement has been (and each Ancillary Agreement, when executed and delivered, will be) duly executed and delivered by Seller, and its Affiliates (to the extent it is a party thereto), and each is (or when executed and delivered will be) a valid and binding obligation of Seller and its applicable Affiliates and enforceable against Seller and such applicable Affiliate in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Law affecting the enforcement of creditors’ rights generally and by general equitable principles (such exception, the “Enforceability Exception”).

2.03 Consents and Approvals; No Violations. Assuming the Governmental Approvals set forth on Section 2.03 of the Seller Disclosure Letter have been obtained, the execution, delivery and performance of this Agreement and the Ancillary Agreements by Seller and, if applicable, its Affiliates, and the consummation by Seller and, if applicable, its Affiliates of the transactions contemplated hereby and thereby do not and will not: (i) violate or conflict with any provision of their respective certificates or articles of incorporation, bylaws or code of regulations (or the comparable governing documents); (ii) violate or conflict with any Law or Order of any Governmental Authority applicable to Seller or any of its Affiliates or by which any of their respective Assets or assets that will be Conveyed to Acquiror are bound; (iii) require any Consent, or (iv) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under, give rise to any right of termination, cancellation or acceleration of, or result in an increase of any obligation or the loss of a benefit under, any Contract or Permit used or held for use in the Joy Business or Cream Suds Business to Seller or any of its Affiliates is a party or by which any of their respective Assets are bound or subject; or (v) result in the creation or any imposition of any Security Interest upon any Acquired Asset or any other Asset related to the Joy Business or the Cream Suds Business, excluding in the case of clauses (i), (ii) and (iv), such conflicts and violations, breaches, defaults, rights of terminations, cancellations, accelerations, increases or losses which would not reasonably be expected, individually or in the aggregate, to be material to the Joy Business or the Cream Suds Business.

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2.04 Intellectual Property.

(a) Seller or an Affiliate of Seller is the sole owner of (i) all of the Acquired IP Assets, and (ii) all other Business IP Assets, free and clear of any Security Interests other than Permitted Encumbrances.

(b) Section 1.04(a)(iv) of the Seller Disclosure Letter sets forth a list of the Business IP Assets that constitute Registered Intellectual Property, including for each such item listed, as applicable, its (i) territory, (ii) application serial number and date, (iii) issue number and date, (iv) record owner, (v) trademark, and (vi) any actions that must be taken within ninety (90) days of Closing to prosecute, maintain, perfect or renew any of the Registered Intellectual Property. All registration, maintenance and renewal fees, issue fees and annuities due to any Governmental Authority in respect of such Business IP Assets as of the date hereof have been paid. None of such Business IP Assets is licensed to any third party or is subject to any material restrictions on its disclosure, ownership, use, license or transfer, except pursuant to a Business Material Contract listed in Section 2.07(a)(v) of the Seller Disclosure Letter. To the Knowledge of Seller, the Business IP Assets are valid and enforceable.

(c) The Joy Business and the Cream Suds Business do not materially infringe, misappropriate or otherwise violate any enforceable Intellectual Property right of any Person. During the past two years, no third party has delivered to Seller any written claim or demand or, to the Knowledge of Seller, instituted any litigation against Seller or any of its Affiliates or threatened the same in writing, and neither Seller nor any of its Affiliates has received any written notice of such a claim, demand or litigation, that (i) challenges the rights of Seller and its Affiliates in respect of any of the Intellectual Property utilized in the Joy Business and the Cream Suds Business or (ii) asserts that the operation of the Joy Business or the Cream Suds Business is or was infringing, misappropriating or otherwise violating the Intellectual Property rights of any third party. To the Knowledge of Seller, none of the Intellectual Property utilized in the Joy Business and the Cream Suds Business is subject to any outstanding Order applicable to the Joy Business and the Cream Suds Business that materially limits the use of such Intellectual Property in the Joy Business and the Cream Suds Business as currently conducted by Seller and its Affiliates. To the Knowledge of Seller, no Person is engaging in any activity that materially infringes, misappropriates or otherwise violates any Business IP Asset.

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(d) Notwithstanding whether any other representations or warranties in this Article II could be read to apply to matters involving Intellectual Property, the representations and warranties set forth in this Section 2.04 and Section 2.07(a)(iv) (and Sections 2.07(b) and 2.07(c) as applicable thereto) constitute the sole and exclusive representations and warranties under this Article II with respect to Intellectual Property.

2.05 Litigation. There are no Actions in respect of which Seller has been served with a complaint or otherwise given written notice (or to the Knowledge of Seller, oral notice) or that are otherwise pending against Seller or any of its Affiliates, or, to the Knowledge of Seller, threatened against Seller or any of its Affiliates (or any of their respective Assets) that (a) challenges or questions the validity of this Agreement or any Ancillary Agreement or any action taken or to be taken by Seller or any of its Affiliates in connection herewith or therewith, (b) seeks to enjoin or obtain monetary damages in respect of, the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement, or (c) relates to the Joy Business or the Cream Suds Business, in the case of (c) which have been or would reasonably be expected to be, individually or in the aggregate, material to the Joy Business or the Cream Suds Business. Neither Seller nor any of its Affiliates (and none of their respective Assets) is subject to any Order applicable to the Joy Business or the Cream Suds Business, other than any Orders generally applicable to Persons owning, operating and conducting businesses similar to the Joy Business and the Cream Suds Business.

2.06 Compliance With Laws and Permits.

(a) Each of the Joy Business and the Cream Suds Business has been and is being conducted in compliance, in all material respects, with applicable Laws (including, without limitation, the Foreign Corrupt Practices Act, 15 U.S.C. § 78dd-1, et seq.) and Permits used or held for use in the Joy Business or Cream Suds Business. The consummation of the transactions contemplated by this Agreement will not result in the transfer to Acquiror or any of its Affiliates of any employee or employment relationship (or any related Liability) related to the Joy Business or the Cream Suds Business by operation of Law or otherwise.

(b) There are no Permits exclusively used or held for exclusive use in the Joy Business or Cream Suds Business. None of the Permits required for the continued conduct of the Joy Business or the Cream Suds Business as such business is currently being conducted will lapse, terminate, expire or otherwise be impaired as a result of the consummation of the transactions contemplated hereby or by the Ancillary Agreements. Neither Seller nor any of its Affiliates has received any notice from Person (i) alleging any material breach or violation of any Law or Permit used or held for use in the Joy Business or Cream Suds Business, or (ii) that it intends to modify, cancel, terminate or not renew any Permit used or held for use in the Joy Business or Cream Suds Business.

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(c) Notwithstanding the foregoing, the representations and warranties set forth in this Section 2.06 do not apply to Intellectual Property or Taxes, which are addressed in their entirety and exclusively in Sections 2.04 and 2.08, respectively.

2.07 Contracts.

(a) Section 2.07 of the Seller Disclosure Letter contains a list of each Contract that falls in one or more of the following categories (collectively, whether or not scheduled, the “Material Contracts”):

(i) a Contract that is exclusively used in or exclusively related to the Joy Business or the Cream Suds Business;

(ii) a Contract containing covenants binding upon Seller or its Affiliates that restrict during any period of time, the right or ability of Seller or any of its Affiliates to (A) compete with any Person or engage in any business or geographic area, (B) transact business or deal in any other manner with any other Person, or (C) hire or solicit any Person as an employee, consultant or independent contractor, in each case, that would bind Acquiror or any of its Affiliates following the Closing by virtue of the transactions contemplated by this Agreement or by any Ancillary Agreement;

(iii) a Contract containing any “most favored nations,” exclusivity or similar right or undertaking in favor of any party other than Seller and its Affiliates with respect to any material goods or services purchased or sold by Seller or its Affiliates and that would bind Acquiror or any of its Affiliates following the Closing by virtue of the transactions contemplated by this Agreement or by any Ancillary Agreement;

(iv) a license or sublicense Contract under which Seller or any of its Affiliates is licensee or licensor, or sub-licensee or sub-licensor of any Intellectual Property used or held for use in the Joy Business or the Cream Suds Business, other than licenses to any shrink wrap, click wrap or other software that is generally commercially available and not customized;

(v) a Contract with a vendor or supplier of the Joy Business or the Cream Suds Business (including any contract manufacturing arrangement) that involves, or would reasonably be expected to involve the payment of more than $2,000,000 by or with respect to the Joy Business or the Cream Suds Business for the purchase of materials, supplies, goods, services, equipment or other assets in the fiscal year ended June 30, 2017, or any future 12-month period ended June 30;

(vi) a Contract with a customer of the Joy Business or the Cream Suds Business that involves, or would reasonably be expected to involve, the payment of more than $1,000,000 by such customer to the Joy Business or the Cream Suds Business in the fiscal year ended June 30, 2017 or any future 12- month period ended June 30 (other than purchase orders submitted in the Ordinary Course of the Joy Business or in the Ordinary Course of the Cream Suds Business), whether pursuant to a “joint business plan” or other similar incentive arrangement or otherwise;

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(vii) a Contract relating to (A) any Acquired Asset or Assumed Liability, or (B) any Indebtedness to a third party that individually is in excess of $5,000,000;

(viii) a Contract under which (A) any Person has directly or indirectly guaranteed or assumed Indebtedness, Liabilities or obligations of the Joy Business or the Cream Suds Business, or (B) the Joy Business or the Cream Suds Business has directly or indirectly guaranteed or assumed Indebtedness, Liabilities or obligations of another Person, in each case in excess of $500,000 individually or $1,000,000 in the aggregate;

(ix) a settlement or compromise of any Action relating to the Joy Business or the Cream Suds Business that would affect, in any material respect, the Joy Business or the Cream Suds Business at or following the Closing;

(x) a Contract relating to the Joy Business or the Cream Suds Business and establishing or providing for any partnership, strategic alliance, joint venture, material collaboration, distributorship, distribution, dealer, representative or sales agency relationship;

(xi) a Contract that is material to Joy Business or the Cream Suds Business but that is not otherwise required to be disclosed pursuant to the foregoing clauses (i) through (x); and

(xii) any amendment, modification or supplement to any of the foregoing.

(b) Each Material Contract is valid, binding and in full force and effect and is enforceable by and against Seller or one of its Affiliates in accordance with its terms. Each of Seller and its Affiliates has performed all obligations required to be performed by it to date under the Joy Material Contracts to which it is a party and is not in breach of or default thereunder and, to the Knowledge of Seller, no other party to any Material Contract is in breach of or default thereunder in any material respect.

(c) Seller has made available to Acquiror a true and correct copy of each Material Contract (or, if such Material Contract is not in written form, a true and correct summary of the material terms thereof).

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2.08 Financial Statements; Absence of Changes; Inventory.

(a) The financial information listed on Section 2.08(a) of the Seller Disclosure Letter has been prepared in good faith from the books and records of Seller and its Affiliates involved in the Joy Business and Cream Suds Business and is accurate (except for non-material errors or omissions) and, with respect to the items presented therein, fairly presents, in all material respects, the financial position and results of operations of the Joy Business and Cream Suds Business for the dates and periods specified therein (subject to normal and recurring adjustments), all in accordance with the normal accounting and allocation practices of Seller and were calculated in a manner consistent, where applicable, with the practices utilized by Seller in connection with its preparation of financial statements prepared in accordance with GAAP, consistently applied, as at the dates and for the periods presented (except for the absence of footnote disclosures and normal and recurring adjustments).

(b) Except as set forth in Section 2.08(b) of the Seller Disclosure Letter, since July 1st, 2017, there has not occurred any circumstance, change, fact, development, event, occurrence or condition which has had or would reasonably be expected to have, individually or in the aggregate, a Joy Business MAE.

(c) Except as set forth in Section 2.08(c) of the Seller Disclosure Letter, since July 1st, 2017, the Joy Business has been conducted in the Ordinary Course of the Joy Business.

(d) Except as set forth in Section 2.08(d) of the Seller Disclosure Letter, since July 1st, 2017, there has not occurred any circumstance, change, fact, development, event, occurrence or condition which has had or would reasonably be expected to have, individually or in the aggregate, a Cream Suds Business MAE.

(e) Except as set forth in Section 2.08(e) of the Seller Disclosure Letter, since July 1st, 2017, the Cream Suds Business has been conducted in the Ordinary Course of the Cream Suds Business.

(f) Without limiting the generality of the foregoing, except as set forth in Section 2.08(f) of the Seller Disclosure Letter, since January 1st, 2018, there has not been any:

(i) sale, pledge, disposal of, transfer, lease, license, guarantee, cancellation, termination or other encumbrance, loss or disposition of any Assets that are (or would have otherwise been) Acquired Assets or material to the Joy Business or the Cream Suds Business, other than any sale of Joy Inventory and Cream Suds Inventory (including any finished goods or work-in-process) or disposition of obsolete equipment or obsolete inventory, in each case, in the Ordinary Course of the Joy Business and the Ordinary Course of the Cream Suds Business;

(ii) acquire (including by merger, consolidation or acquisition of stock or assets) any interest in any Person or any division thereof or any assets that are Acquired Assets or Assets otherwise material to the Joy Business or Cream Suds Business, other than in the Ordinary Course of the Joy Business and the Cream Suds Business;

(iii) amend, modify, terminate (partially or completely) any Material Contract or Permit material to the Joy Business or Creams Suds Business or give or grant any Consent material to the Joy Business or Creams Suds Business, other than in the Ordinary Course;

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(iv) incur, assume or guarantee any Indebtedness for borrowed money or make or forgive any loans or advances, or make any capital contributions to or investments in, any other Person, except as Acquiror, any Affiliate of Acquiror or any Asset related to the Joy Business or the Cream Suds Business would not be bound or subject following the Closing or as would not otherwise materially affect Acquiror’s conduct of the Joy Business in the Ordinary Course or the Cream Suds Business in the Ordinary Course following the Closing;

(v) license, grant any rights to or transfer any of the Acquired IP Assets or other Business IP Assets that are material to the Joy Business or the Cream Suds Business, other than grants of non-exclusive licenses or rights in the Ordinary Course of the Joy Business and the Cream Suds Business;

(vi) abandon, cancel, let lapse, fail to renew, fail to continue to prosecute, protect or defend or otherwise dispose of any Acquired IP Assets that are Registered Intellectual Property or other Business IP Assets that are Registered Intellectual Property and are material to the Joy Business or the Cream Suds Business;

(vii) enter into any settlement, or offer or propose to enter into any settlement, or otherwise compromise or waive any Action or material claims or rights of the Joy Business or the Cream Suds Business, in each case that would adversely affect the Joy Business or the Cream Suds Business or limit the ability of Acquiror to conduct the Joy Business or the Cream Suds Business in the Ordinary Course following the Closing;

(viii) make any change in any material method of accounting or accounting practice or policy (including with respect to collection of accounts receivable, the payment of trade accounts payable, establishment of reserves, or the prepayment or accrual of other expenses) with respect to the Joy Business or the Cream Suds Business, except with respect to Taxes or as required by applicable Law or GAAP; or

(ix) agree, in writing or otherwise, to take any of the foregoing actions.

2.09 Taxes.

(a) Except as would not reasonably be expected to affect, in any material respect, individually or in the aggregate, (i) there are no liens for Taxes on any of the Acquired Assets other than Permitted Encumbrances, (ii) all Tax Returns required to be filed by or with respect to the Acquired Assets or the Joy Business and the Cream Suds Business have been duly and timely filed, and all such Tax Returns are true and correct in all material respects, (iii) all Taxes required to be paid by or with respect to the Acquired Assets or the Joy Business and the Cream Suds Business have been timely paid in full, (iv) Seller and its Affiliates have complied with all applicable Laws regarding the collection, withholding and remittance to the appropriate Taxing Authority of amounts required to be collected or withheld by any of them with respect to the Acquired Assets and the Joy Business or the Cream Suds Business, and (v) there is no action, suit, proceeding, investigation, audit or claim with respect to Taxes pending or asserted in writing with respect to any of the Acquired Assets, the Joy Business or the Cream Suds Business.

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(b) Notwithstanding any other representation or warranty contained in this Article II, the representations and warranties contained in this Section 2.08 constitute the sole and exclusive representations and warranties of Seller relating to Taxes.

2.10 Broker’s or Finder’s Fee. Neither Seller nor any of its Affiliates has any liability or obligation to pay any fees or commissions to any broker, finder or other agent with respect to the transactions contemplated by this Agreement for which Acquiror or any of its Affiliates will be or could become liable or obligated.

2.11 Title to Properties; Security Interests. Seller and its Affiliates have good and valid title to, or, if applicable, valid leasehold interests in or valid license or right to use, all Acquired Assets, free and clear of any Security Interests, except for Permitted Encumbrances. All of the tangible personal property included in the Acquired Assets is in good operating condition and repair (ordinary wear and tear excepted), and are adequate for the uses to which they are being put.

2.12 Customers & Suppliers. Section 2.12 of the Seller Disclosure Letter sets forth, for the fiscal year ended June 30, 2018 and the period from June 30, 2018 to February 28, 2019, (i) a list of the top ten (10) customers of each of the Joy Business and Cream Suds Business by dollar volume of sales of goods and services (collectively, the “Customers”). To Seller’s Knowledge, neither Seller nor any of its Affiliates have received from any Customer any written notice that any Customer has or intends to (x) cease to use the products, goods or services of the Joy Business or the Cream Suds Business, or (y) terminate or materially reduce or change its relationship with the Company or the Business.

2.13 Product Warranty; Product Liability; Promotions.

(a) Seller does not make, nor has it given, warranties covering products of the Joy Business and the Cream Suds Business that have not expired for which any member of the Acquiror Group may be liable after the Closing. Seller does not accept, nor has it accepted, product returns covering products of the Joy Business and the Cream Suds Business for which any member of the Acquiror Group may be liable after the Closing. Since July 1, 2017, neither Seller nor Seller’s Affiliates (i) have changed, in any material respect, the scope of their contractual obligations for policies with respect to the return or replacement of products of the Joy Business or the Cream Suds Business; or (ii) have received or been involved in any product warranty claim with respect to the products of the Joy Business or the Cream Suds Business involving material Liabilities, claims or costs.

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(b) Since January 1, 2016, there have not been: (i) any material Liabilities, claims or obligations arising from any injury to Persons, damage to property or other loss as a result of any product (including the any defect or any packaging, label, warning or advertising related thereto) of the Joy Business or the Cream Suds Business; (ii) any material voluntary or involuntary recalls, suspensions, market-withdrawals, post- sale warnings or other similar corrective actions taken with respect to any product of the Joy Business or the Cream Suds Business; (iii) any pending or threatened Actions or Orders prohibiting or limiting the manufacture, marketing, distribution, sale or use of any product of the Joy Business or the Cream Suds Business or otherwise indicating that any product of the Joy Business or the Cream Suds Business is unsafe or unsuitable for its intended use.

(c) All active Promotions of the Joy Business and the Cream Suds Business were entered into in the Ordinary Course Business, and the material pricing terms of such Promotions are adequately reflected in the financial information provided to Acquirior prior to the date of this Agreement. Since July 1, 2017, neither Seller nor Seller’s Affiliates have amended, modified or supplemented, in any material respect, terms and conditions of or the scope of, or Liabilities with respect to, any Promotions related to the Joy Business or the Cream Suds Business.

2.14 No Other Representations or Warranties. Except for the representations and warranties of Seller expressly set forth in this Article II, neither Seller nor any other Person makes any other express or implied representation or warranty on behalf of Seller or any of its Affiliates with respect to the Acquired Assets, the Joy Business, the Cream Suds Business, the transactions contemplated by this Agreement or the accuracy or completeness of the information concerning the Joy Business or the Cream Suds Business provided by Seller or any of its Affiliates.

III. REPRESENTATIONS AND WARRANTIES OF ACQUIROR

Acquiror hereby represents and warrants to Seller as of the date hereof that, except as set forth in the applicable Section or subsection of the Acquiror Disclosure Letter (as contemplated by Section 9.13):

3.01 Due Organization, Good Standing and Corporate Power.

(a) Acquiror is a limited liability company duly organized, validly existing and in good standing under the Laws of Delaware and has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, an Acquiror MAE.

(b) Acquiror is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing has not had or would not reasonably be expected to have, individually or in the aggregate, an Acquiror MAE.

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3.02 Authorization of Agreement. The execution, delivery and performance of this Agreement and the Ancillary Agreements by Acquiror, and the consummation by Acquiror of the transactions contemplated hereby and thereby, have been duly authorized and approved by its Managers and owners action on the part of Acquiror or any member of the Acquiror Group is necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby. This Agreement has been (and each Ancillary Agreement, when executed and delivered, will be) duly executed and delivered by Acquiror, and each is (or when executed will be) a valid and binding obligation of Acquiror enforceable against Acquiror in accordance with its terms, subject to the Enforceability Exceptions.

3.03 Consents and Approvals; No Violations. The execution, delivery and performance of this Agreement and the Ancillary Agreements by Acquiror and its Affiliates party thereto and the consummation by Acquiror and its Affiliates party thereto of the transactions contemplated hereby and thereby do not and will not (i) violate or conflict with any provision of the articles of organization or operating agreement (or the comparable governing documents) of Acquiror or any member of the Acquiror Group, (ii) violate or conflict with any Law or Order applicable to Acquiror or any member of the Acquiror Group or by which any of its or their Assets are bound, (iii) require any Consent, or (iv) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under, give rise to any right of termination, cancellation or acceleration of, or result in an increase of any obligation or the loss of a benefit under, any Contract or Permit to which any member of the Acquiror Group is a party or by which any of their respective Assets are bound, excluding in the case of clauses (i) through (iv) above, conflicts, violations, breaches, defaults, rights of payment and reimbursement, terminations, cancellations, accelerations or required approvals which would not reasonably be expected to have, individually or in the aggregate, an Acquiror MAE.

3.04 Broker’s or Finder’s Fee. Neither Acquiror nor any of its Affiliates has any liability or obligation to pay any fees or commissions to any broker, finder or other agent with respect to the transactions contemplated by this Agreement or the Ancillary Agreements for which Seller or any of its Affiliates could become liable or obligated.

3.05 Financing. At the Closing, Acquiror will have, available cash sufficient to consummate the transactions contemplated by this Agreement, including the funds necessary to pay the aggregate Purchase Price pursuant to Section 1.09 and all other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement and to allow Acquiror to perform all of its obligations under this Agreement and pay all fees and expenses to be paid by Acquiror related to the transactions contemplated by this Agreement.

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3.06 Litigation. There are no Actions pending against Acquiror or any of its Affiliates or, to the Knowledge of Acquiror, threatened against Acquiror or any of its Affiliates (or any of their respective properties, rights or franchises) that (a) challenges or questions the validity of this Agreement or any Ancillary Agreement or any action taken or to be taken by Acquiror or any of its Affiliates in connection herewith or therewith, (b) seeks to enjoin or obtain monetary damages in respect of, the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement, or (c) have had or would reasonably be expected to have, individually or in the aggregate, an Acquiror MAE. Neither Acquiror nor any of its Affiliates is subject to any Order that has had or would reasonably be expected to have, individually or in the aggregate, an Acquiror MAE.

3.07 Solvency. Immediately after giving effect to the transactions contemplated hereby, Acquiror will be solvent and will (a) be able to pay its debts as they become due, (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities), and(c) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Acquiror. In connection with the transactions contemplated hereby, Acquiror has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.

3.08 Independent Investigation. Acquiror has conducted its own independent investigation, review and analysis of the Joy Business, the Cream Suds Business and the Acquired Assets, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records and other documents and data of Seller for such purpose. Acquiror acknowledges and agrees that in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Acquiror has relied solely upon its own investigation and the express representations and warranties of Seller set forth in Article II.

3.09 No Other Representations or Warranties; Acknowledgement by Acquiror.

(a) Except for the representations and warranties of Acquiror expressly set forth in this Article III, neither Acquiror nor any other Person makes any other express or implied representation or warranty on behalf of Acquiror or any of its Affiliates with respect to Acquiror or the transactions contemplated by this Agreement.

(b) Acquiror acknowledges that, except as provided herein, neither Seller nor any of its Affiliates nor any other Person acting on their behalf will have or be subject to any Liability or indemnification obligation to Acquiror or any other Person acting on its behalf resulting from the distribution in written or oral communication to Acquiror, or use by Acquiror of, any information, documents, projections, forecasts or other material made available to Acquiror, confidential information memoranda or management interviews and presentations in expectation of the transactions contemplated by this Agreement and the Ancillary Agreements.

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IV. COVENANTS

4.01 Conduct of Joy Business and the Cream Suds Business Pending the Closing.

(a) Except as expressly provided by this Agreement as set forth on Section 4.01 of the Seller Disclosure Letter, as required by applicable Law or as expressly consented to in writing by Acquiror (such consent not to be unreasonably withheld, conditioned or delayed), from the date of this Agreement until the earlier of the Closing and the termination of this Agreement in accordance with Sections 6.01 and 6.02 (the “Pre-Closing Period”), each of Seller and its Affiliates will use its respective Commercially Reasonable Efforts to, (i) conduct the Joy Business and the Cream Suds Business in the Ordinary Course, (ii) preserve the Acquired Assets, (iii) preserve the material business relationships of the Joy Business and the Cream Suds Business with their respective customers, suppliers, manufacturers, distributors and other Persons with whom the Joy Business and the Cream Suds Business deal in the Ordinary Course, and (iv) maintain the goodwill and reputation of the Joy Business and the Cream Suds Business, including through advertising, marketing and promoting the products of the Joy Business and the Cream Suds Business in the Ordinary Course. Seller may, without breach of this Agreement, take such actions as it determines in good faith are commercially reasonable to respond to events resulting, in whole or in part, from the announcement or pendency of this Agreement and to preserve the Joy Business, the Cream Suds Business and existing material employee, customer and supplier relationships (including replacing any employees of the Joy Business or the Cream Suds Business who cease to be employed by Seller and its Affiliates).

(b) Without limiting the generality of Section 4.01, and except as otherwise expressly provided in this Agreement, as set forth on Section 4.01 of the Seller Disclosure Letter, as required by applicable Law or as expressly consented to in writing by Acquiror (such consent not to be unreasonably withheld, conditioned or delayed), during the Pre-Closing Period, Seller will not, nor will it permit any of its Affiliates to, take any action or do any thing which if taken or done immediately prior to the execution of this Agreement would be required to be disclosed in Section 2.08(f) of the Seller Disclosure Letter.

(c) Seller and Acquiror acknowledge and agree that nothing contained in this Agreement is intended to give Acquiror, directly or indirectly, the right to control or direct the operations of the Joy Business or the Cream Suds Business prior to the Closing.

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4.02 Further Assurances; Efforts To Obtain Consents; Antitrust Clearance.

(a) Generally. In addition to the actions specifically provided for elsewhere in this Agreement or in any Ancillary Agreement, each of the Parties will cooperate with each other and use (and will cause their respective Affiliates to use) their reasonable best efforts, prior to, at and after the Closing Date, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as practicable, including, if applicable, forming legal entities, opening bank accounts and reaffirming any Permits (that are used or held for use in the Joy Business and the Cream Suds Business), consents, approvals or waivers previously granted; provided, however, that (i) with respect to the matters that are the subject of Section 1.06, such matters will be governed by that Section instead of this Section 4.02(a) following the Closing, and (ii) except as otherwise provided in Sections 4.02(b) and (c), neither Seller nor Acquiror will be required to make any non- de minimis payments, incur any non-de minimis Liability or offer or grant any non-de minimis accommodation (financial or otherwise) to any third party in connection with obtaining any Consent or Governmental Approval.

(b) Requisite Antitrust Filings. Seller and Acquiror will comply fully with all applicable notification, reporting and other requirements of applicable Antitrust Laws in connection with the transactions contemplated by this Agreement. Seller and Acquiror, as soon as practicable after the date of this Agreement (and in any event within five Business Days), will file the required notifications with the appropriate Governmental Authorities pursuant to and in compliance with all applicable Antitrust Laws in accordance with Section 4.02(b) of the Seller Disclosure Letter. Seller and Acquiror will as soon as practicable file any additional information reasonably requested by any Governmental Authority in connection with any Antitrust Law.

(c) Efforts To Obtain Antitrust Approvals.

(i) Seller and Acquiror will each use reasonable best efforts to obtain, or terminate, as the case may be, as soon as practicable, the Governmental Approvals required by any Antitrust Law (the “Antitrust Approvals”) that may be or become necessary for the performance of its obligations under this Agreement, the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby and will cooperate fully with each other in promptly seeking to obtain such Antitrust Approvals or terminate any waiting period thereunder, all such actions to be effective prior to the Closing. Acquiror and Seller will cooperate in connection with the antitrust defense of the transactions contemplated hereby in any investigation or litigation by, or negotiations with, any Governmental Authority or other Person relating to the transactions contemplated hereby or regulatory filings under applicable Antitrust Laws. Without limiting the foregoing and subject to applicable legal limitations and the instructions of any Governmental Authority, each of Seller and Acquiror agrees with respect to obtaining any Antitrust Approval to (A) cooperate and consult with each other, (B) furnish to the other such necessary information and assistance as the other may reasonably request in connection with its preparation of any notifications or filings, (C) keep each other apprised of the status of matters relating to the completion of the transactions contemplated thereby, including promptly furnishing the other with copies of notices or other communications received by such Party from, or given by such Party to, any third party or any Governmental Authority with respect to such transactions, (D) permit the other Party to review and consider in good faith the other Party’s reasonable comments in any communication to be given by it to any Governmental Authority with respect to obtaining the necessary Antitrust Approvals, and (E) not participate in any meeting or substantive discussion, either in Person or by telephone, with any Governmental Authority in connection with the transactions contemplated hereby unless, to the extent not prohibited by such Governmental Authority, it gives the other Party the opportunity to attend and observe.

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(ii) In furtherance and not in limitation of the covenants contained in Section 4.02(c)(i) or any other provision of this Agreement, Acquiror will use its reasonable best efforts to eliminate impediments under any Antitrust Law that may be asserted by any Governmental Authority with respect to the transactions contemplated hereby so as to permit such transactions to be consummated as promptly as practicable and to prevent a prohibition decision or the entry of any Order (or if such Order is so entered, to eliminate such Order or otherwise cause it to be satisfied or cease to be a restraint on such transactions) sought by any Governmental Authority or private Person under any Antitrust Law that would result in the failure of any condition to the obligations of the Parties to consummate the transactions contemplated hereby to be satisfied; provided, however, that nothing in this Agreement shall or shall be construed to require Acquiror or any of its Affiliates to consider, offer or agree to (whether effected by consent decree, hold separate order or otherwise), (A) sell, divest, hold, discontinue, limit or dispose of any of their respective assets or businesses or the Acquired Assets, (B) conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which could reasonably be expected materially and adversely impact the economic or business benefits to the Acquiror and its Affiliates of the transactions contemplated hereby; (C) any material modification or waiver of the terms and conditions of this Agreement; (D) to incur or otherwise take any action that is reasonably likely to result in the incurrence by Acquiror or its Affiliates of any material Liability, (E) take any step that (x) is not conditioned upon the occurrence of the Closing or (y) would reasonably be expected to have, individually or in the aggregate, a Joy Business MAE or a Cream Suds Business MAE.

4.03 Public Announcements. Any press releases, public announcements or similar publicity with respect to this Agreement or the transactions contemplated hereby must be approved by Seller and Acquiror in advance, provided that such approval may not be unreasonably withheld, conditioned or delayed.

4.04 Notification of Certain Matters. During the Pre-Closing Period, each of Seller and Acquiror shall keep each other reasonably apprised of the status of matters relating to the consummation of the transactions contemplated hereby, including giving prompt written notice to the other Party of (a) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the transactions contemplated hereby, or (b) any Action commenced or threatened in writing against, relating to or involving or otherwise affecting the Joy Business or the Cream Suds Business or it or any of its Affiliates that relate to the consummation of the transactions contemplated hereby.

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4.05 Access. During the Pre-Closing Period, to the extent permitted by Law, Seller will allow all designated Representatives of Acquiror, access to the Acquired Assets to the extent reasonably practicable upon reasonable advance notice to Seller, during normal business hours, under the supervision of Seller’s personnel and in such a manner as not to interfere with the conduct of the Joy Business or the Cream Suds Business or any other businesses of Seller; provided, however, that (i) no investigation pursuant to this Section 4.05 will affect any representation or warranty given by Seller hereunder or any closing condition, indemnity obligation or other provision and (ii) notwithstanding the provision of information or investigation by Seller, Seller will not be deemed to make any representation or warranty except as expressly set forth in this Agreement. Notwithstanding the foregoing, (A) Seller will not be required to provide any information which it determines in good faith it may not provide to Acquiror by reason of applicable Law (including any information in confidential personnel files), or which Seller determines in good faith constitutes information protected by attorney-client or other similar privilege, and (B) Seller will not be required to provide access to any performance review materials or any information from personnel files that relates to an employee’s participation in bonus plans and similar incentive compensation arrangements (other than individual bonus opportunities based on target bonus as a percentage of base salary). Each of Seller and Acquiror agrees that it will not, and will cause its respective Representatives not to, use any information obtained pursuant to this Section 4.05 for any purpose unrelated to this Agreement and the Ancillary Agreements. All information provided by a Party to the other Party hereunder will be kept confidential to the same extent as would be applicable if the Confidentiality Agreement were in effect.

4.06 Agreement for Exchange of Information.

(a) Generally. Except as otherwise provided in the Transition Services Agreement or as prohibited by applicable Law, each Party, on behalf of its respective Group, will provide, or cause to be provided, to the other Party’s Group, at any time after the Closing Date and until the sixth anniversary of the Closing Date, as soon as reasonably practicable after written request therefor, any Shared Information in its possession or under its control. Each of Seller and Acquiror agree to make their respective personnel available during regular business hours to discuss the Information exchanged pursuant to this Section 4.06.

(i) Each Party will provide to the other such Information as the other may from time to time reasonably request in order to prepare its financial statements and satisfy its public reporting obligations.

(ii) Prior to the Closing, each Party will take measures that it determines in good faith to be appropriate to ensure that any competitively sensitive Shared Information from one Party is not disclosed to the other Party’s personnel involved in a competing business.

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(b) Ownership of Information. Any Information owned by a Party that is provided to the other Party pursuant to this Section 4.06 remains the property of the Party that owned and provided such Information. Each Party will, and will cause the members of their respective Groups to, remove and destroy any hard drives or other electronic data storage devices from any computer or server that is reasonably likely to contain Information that is protected by this Section 4.06 and that is transferred or sold to a third party or otherwise disposed of in accordance with Section 4.06(c), unless required by Law or bona fide document retention policies to retain such materials.

(c) Record Retention. Each Party agrees to use its Commercially Reasonable Efforts to retain all Information that relates to the operations of the Joy Business and the Cream Suds Business in its respective possession or control at the Closing in accordance with their respective then existing document retention policies, as such policies may be amended from time to time.

(d) Other Agreements Providing for Exchange of Information. The rights and obligations granted under this Section 4.06 are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of Information set forth in this Agreement and any Ancillary Agreement.

(e) Compensation for Providing Information. The Party requesting Information will reimburse the other Party for the reasonable out-of-pocket costs, if any, of creating, gathering and copying such Information, to the extent that such costs are incurred for the benefit of the requesting Party.

(f) Production of Witnesses; Records; Cooperation.

(i) After the Closing Date, except in the case of any Action by one Party or its Affiliates against another Party or its Affiliates, each Party will use its Commercially Reasonable Efforts to make available to each other Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such Person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents are reasonably requested in connection with any Action in which the requesting Party may from time to time be involved.

(ii) If an Indemnifying Party chooses to defend or to seek to compromise or settle any Third-Party Claim, the other Party will use Commercially Reasonable Efforts to make available to such Indemnifying Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such Person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents are reasonably requested in connection with such defense, settlement or compromise, or the prosecution, evaluation or pursuit thereof, as the case may be.

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(iii) The obligation of the Parties to provide witnesses pursuant to this Section 4.06 is intended to be interpreted in a manner so as to facilitate cooperation and will include the obligation to provide as witnesses managers and other officers without regard to whether the witness or the employer of the witness could assert a possible business conflict.

(g) Restrictions. Except as expressly provided in this Agreement or any Ancillary Agreement, no Party or member of such Party’s Group grants or confers rights of license in any Information owned by any member of such Party’s Group to any member of the other Party’s Group hereunder.

4.07 Privileged Matters.

(a) As to all communications among counsel for Seller or the Seller Group, Seller and any other member of the Seller Group that relate in any way to the transactions contemplated by this Agreement (collectively, the “Privileged Communications”), the attorney-client privilege and the expectation of client confidence belongs to Seller and may be controlled by Seller and will not pass to or be claimed by Acquiror or any of its Affiliates. The Privileged Communications are the property of Seller, and from and after the Closing none of Acquiror. Notwithstanding the foregoing, in the event that a dispute arises between Acquiror or any of its Affiliates and a third party (other than a Party or any of their respective Affiliates) after the Closing, Acquiror may assert the attorney-client privilege to prevent disclosure of confidential communications by counsel for Seller or the Seller Group to such third party; provided, however, that neither Acquiror nor any of its Affiliates may waive such privilege without the prior written consent of Seller.

(b) Upon receipt by Acquiror or any of its Affiliates of any subpoena, discovery or other request from any third party that in their reasonable judgment requires the production or disclosure of Privileged Communications or if Acquiror or any of its Affiliates obtains knowledge that any current or former employee of Acquiror receives any subpoena, discovery or other request from any third party that actually or arguably calls for the production or disclosure of Privileged Communications, Acquiror will promptly notify Seller of the existence of the request and will provide Seller a reasonable opportunity to assert any rights it may have under this Section 4.07 or otherwise to prevent the production or disclosure of Privileged Communications. Acquiror will not, and will cause its Affiliates not to, produce or disclose to any third party any of the Privileged Communications under this Section 4.07 unless (i) Seller has provided its express written consent to such production or disclosure or (ii) a court of competent jurisdiction has entered an Order finding that the Privileged Communications are not entitled to protection from disclosure under any applicable privilege, doctrine or rule.

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(c) The covenants and agreements of each Party set forth in Section 4.06 and this Section 4.07 are made in reliance upon the other Party’s obligation to maintain the confidentiality of such Information and to take the steps provided herein for the preservation of all Privileged Communications. The access to Information, witnesses and individuals being granted pursuant to Section 4.06 and the disclosure to Seller and Acquiror of Privileged Communications relating to the Joy Business and the Cream Suds Business pursuant to this Agreement in connection with the transactions contemplated hereby will not be asserted by Seller or Acquiror to constitute, or otherwise deemed, a waiver of any privilege that has been or may be asserted under this Section 4.07 or otherwise. Nothing in this Agreement will operate to reduce, minimize or condition the rights granted to Seller and Acquiror in, or the obligations imposed upon Seller and Acquiror by, this Section 4.07.

4.08 Non-Solicitation; No Hiring. Acquiror agrees that for a period of 24 months from the Closing Date, Acquiror will not, and will cause each other member of the Acquiror Group not to, without obtaining the prior written consent of Seller, directly or indirectly, solicit for employment or employ (or refer to another Person for the purpose of such Person soliciting for employment or employing) any employee of Seller or any member of the Seller Group; provided, however, that (i) no member of the Acquiror Group will be deemed to have solicited any such Person who is an employee of the Seller Group and responds to any general media advertisement or job posting placed by or on behalf of Acquiror or any member of the Acquiror Group or such Person is contacted by an employment search firm engaged by Acquiror or a member of the Acquiror Group that is not specifically directed to solicit Persons employed by Seller or the Seller Group, and (ii) any member of the Acquiror Group may solicit and hire any such Person if such Person’s employment has terminated for any reason whatsoever or such Person has been given notice of such termination, in either case, prior to any unpermitted direct or indirect solicitation by any member of the Acquiror Group.

4.09 Intellectual Property Assignment/Recordation. Each Party will be responsible for, and will pay all expenses (whether incurred before or after the Closing) involved in notarization, authentication, legalization or consularization of the signatures of any of the Representatives of its Group on any of the Transfer Documents relating to the transfer of Intellectual Property. Except with respect to any applicable Transfer Taxes or VAT (the payment of which shall be exclusively governed by Sections 8.02 and 8.03, respectively), Acquiror will be responsible for, and will pay, all expenses (whether incurred before or after the Closing) relating to, the recording of any such Transfer Documents relating to the transfer of Intellectual Property from any member of the Seller Group to any member of the Acquiror Group with any Governmental Authorities as may be necessary or appropriate.

4.10 Use of Seller Names and Marks.

(a) “Seller Names and Marks” means the names and marks “Procter & Gamble”, “P&G Professional”, and “P&G” (in any style or design), and any Trademark derived from, confusingly similar to, or including any of the foregoing. Subject to the terms and conditions of this Section 4.10, Seller, on behalf of itself and its Affiliates as necessary, hereby grants to Acquiror a limited, non-transferable, non-sublicensable (except in connection with any manufacture of Products by a contractor on Acquiror or it Affiliates), non-exclusive, royalty-free license, for the twelve-month period following the Closing Date (the “Transition Period”), to use the Seller Names and Marks in connection with the Joy Business and the Cream Suds Business in the manner set forth in Section 4.10(d). Acquiror will use Commercially Reasonable Efforts to transition from use of the Seller Names and Marks as soon as reasonably practicable and in any event prior to expiration of the Transition Period. Except as expressly provided in this Section 4.10, Seller reserves for itself and its Affiliates all rights in the Seller Names and Marks, and no other rights therein are granted to any member of the Acquiror Group or any of their respective Affiliates, whether by implication, estoppel or otherwise. All use of the Seller Names and Marks by the Acquiror Group will inure to the benefit of Seller and its Affiliates.

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(b) As soon as practicable following the Closing Date, and in any event prior to the expiration of the Transition Period, Acquiror will, and will cause the other members of the Acquiror Group to, (i) remove all Seller Names and Marks from any Internet or other electronic communications vehicles, including Internet domain names and from the content of any Internet websites within the Acquired Assets, and remove all links to any Internet domains of Seller or any of its Affiliates from any of the foregoing, (ii) remove or irreversibly cover or modify all Seller Names and Marks from or destroy any packaging bearing any of the Seller Names and Marks, except that the Joy Business and the Cream Suds Business may continue to sell finished products purchased by Acquiror under the Transitional Supply Agreement until the expiration of the applicable shelf lives of such products, but in any case for no longer than six months from the end of the Transition Period; provided, however, that Acquiror and its Affiliates use their Commercially Reasonable Efforts to sell such existing inventories prior to the sale of subsequently manufactured or packaged products, (iii) remove or irreversibly cover or modify all Seller Names and Marks from or destroy any product literature, store displays and similar materials bearing any of the Seller Names and Marks, and (iv) remove or irreversibly cover or modify any and all of Seller’s UPC and EAN codes from packaging, products or other Assets Conveyed to Acquiror.

(c) For all other uses of the Seller Names and Marks not specifically identified in Section 4.10(b) (e.g., signage, business cards and stationery), for up to 90 days after the Closing Date, in each applicable jurisdiction, the Joy Business and the Cream Suds Business may continue to use the Seller Names and Marks on the same materials and in substantially the same manner as used by the Joy Business and the Cream Suds Business during the 90-day period preceding the Closing. In each applicable jurisdiction, as soon as practicable following the Closing Date, and, in any event within 90 days after the Closing Date, Acquiror will, and will cause the other members of the Acquiror Group to, remove or irreversibly cover or modify all Seller Names and Marks from or destroy any such other materials bearing any of the Seller Names and Marks.

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(d) In no event will the Joy Business or the Cream Suds Business use, and Acquiror will, and will cause the other members of the Acquiror Group to not use, any of the Seller Names and Marks after the Closing in any manner or for any purpose other than in the same or substantially same manner that such Seller Names and Marks were being used by the Joy Business or the Cream Suds Business during the 90-day period preceding the Closing. Without limiting the generality or effect of the foregoing, all products sold by the Joy Business and the Cream Suds Business using any of the Seller Names or Mark will be of high quality, consistent in nature and quality with such products as sold by the Joy Business and the Cream Suds Business in the 90-day period preceding Closing. Seller reserves the right to reasonably inspect the Joy Business’s and Cream Suds Business’s quality control of the products sold bearing and uses of a Seller Name or Mark and other compliance with the terms of the license granted under this Section 4.10, in each of the foregoing cases, upon reasonable prior written notice to Acquiror and during normal business hours.

(e) The license granted under this Section 4.10 may be terminated by written notice if Acquiror or the Joy Business or the Cream Suds Business is in material breach of any provision hereof that remains uncured for more than thirty days after written notice thereof from Seller. Upon such termination of the license granted hereunder for any reason, Acquiror and its Affiliates will not use any of the Seller Names and Marks.

4.11 Removal of Tangible Assets. Except as identified by Seller and its Affiliates pursuant to Section 4.15, as may be otherwise provided in the Ancillary Agreements or as otherwise agreed to by the Parties in writing, all tangible Acquired Assets that are located at any facilities of any member of the Seller Group will be moved by Seller and its Affiliate as promptly as reasonably practicable after the Closing Date from such facilities to such facility of the Acquiror Group as Acquiror may designate, at Acquiror’s expense and in a manner so as not to cause substantial damage to such Acquired Assets; provided, that Acquiror will be responsible for the installation of such property within its facilities.

4.12 Access to Fragrance. Attachment 2 of Section 1.04(a)(iv) of the Seller Disclosure Letter sets forth the product formula, excluding the fragrance. After Closing, Seller will (1) provide contacts for not less than three external fragrance suppliers (each an “External Fragrance Supplier”), (2) provide reasonable assistance to Acquiror and its Affiliates to facilitate communications with an External Fragrance Supplier of Acquiror’s choice, and (c) provide the Acquiror and the External Fragrance Supplier of its choosing with not less 100 grams of perfume oil used in each of the Joy Business and the Cream Suds Business, in each case, for the sole purpose of replicating such fragrances and developing clone fragrances for Acquiror’s use within the product formula of the Joy Business and the Cream Suds Business.

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4.13 Insurance Matters. From and after the Closing, Acquiror will not, and will cause its Affiliates not to, assert any claim against any insurance policies or practices of Seller and its Affiliates under any captive insurance policies, fronted insurance policies, surety bonds or corporate insurance policies or practices, or any form of self-insurance whatsoever; provided, however, that (a) Seller and Acquiror agree that all claims with respect to insured events occurring prior to the Closing will be administered in accordance with the terms of Seller’s or its Affiliates’ third party policies, if any, and coverage applicable to such claims, (b) Acquiror will receive the benefit of such third party policies with respect to such claims to the extent losses occurring prior to the Closing related to Acquired Assets are covered notwithstanding the consummation of the transactions contemplated by this Agreement, and (c) Seller will receive the benefit of such policies with respect to such claims to the extent losses occurring prior to the Closing related to Liabilities other than Assumed Liabilities are covered notwithstanding the consummation of the transactions contemplated by this Agreement and provided that in the case of clauses (b) and (c) such recovery will be net of any deductibles or self-insured retention amounts, costs of any retroactive insurance premiums or other amounts paid or expenses incurred in connection with any insured claims made after the Closing under any such policies that relate to the period prior to Closing or any amounts paid by Seller pursuant to Article VII in respect of the applicable Liabilities (it being understood that Seller will have the right to determine whether or not to make any claim against Seller’s insurance policies).

4.14 Confidentiality.

(a) The Parties acknowledge that in connection with the transactions contemplated hereby, the Parties have disclosed to each other Information which the Parties consider proprietary and confidential (“Confidential Information”). For the avoidance of doubt, any information disclosed by or on behalf of the Parties under the Confidentiality Agreement that is subject to the confidentiality obligations contained therein will be, and will be deemed to be, Confidential Information for purposes of this Agreement and will be subject to all of the terms and conditions of this Agreement, including the restrictions on the disclosure of such Confidential Information contained herein. The Parties agree that, after the Closing, Information that constitutes an Acquired Asset will be Confidential Information of Acquiror and Acquiror will not be subject to this Section 4.14 (except for Section 4.14(c)) with respect to such information, and Seller will be deemed to be the Receiving Party of such Confidential Information for purposes of Section 4.14(b).

(b) Each Party receiving Confidential Information (the “Receiving Party”) recognizes and acknowledges:

(i) that Confidential Information of the other Party may be commercially valuable proprietary products of such Party, the design and development of which may have involved the expenditure of substantial amounts of money and the use of skilled development experts over a long period of time and which afford such Party a commercial advantage over its competitors;

(ii) that the loss of this competitive advantage due to unauthorized disclosure or use of Confidential Information of such Party may cause great injury and harm to such Party; and

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(iii) that the restrictions imposed upon the Parties under this Section 4.14 are necessary to protect the secrecy of Confidential Information and to prevent the occurrence of such injury and harm. The Parties agree that:

(A) disclosure of Confidential Information will be received and held in confidence by the Receiving Party and that such Receiving Party will not, without the prior written consent of the Party from whom such Confidential Information was obtained (the “Disclosing Party”), disclose, divulge or permit any Person to obtain any Confidential Information disclosed by the Disclosing Party (whether or not such Confidential Information is in written or tangible form), other than to Affiliates of the Receiving Party and their employees and agents, in each case, who have a need to know such Confidential Information and who are bound in writing by duties of confidentiality and non-use obligations with respect to such Confidential Information no less protective of the Disclosing Party than those set forth herein;

(B) the Receiving Party will take such steps as may be reasonably necessary to prevent the disclosure of Confidential Information to others; and

(C) the Receiving Party will use the Information only in connection with the transactions contemplated hereby to perform its and its Group’s obligations, or to exercise its rights, under this Agreement and the Ancillary Agreements.

(c) The commitments set forth above will not extend to any portion of Confidential Information:

(i) which is already known to the Receiving Party other than any member of Seller Group with respect to Confidential Information related to the Joy Business or the Cream Suds Business, or is information generally available to the public;

(ii) which, hereafter, through no act on the part of the Receiving Party or its Representatives becomes generally available to the public;

(iii) which corresponds in substance to a disclosure furnished to the Receiving Party by any third party having a bona fide right to do so and not having any confidential obligation, direct or indirect, to the Disclosing Party with respect to the same; or

(iv) which is required to be disclosed by Law; provided that the Receiving Party provides reasonable prior written notice of such required disclosure to the Disclosing Party following the Receiving Party’s knowledge of such requirement in order to provide the Disclosing Party with an opportunity to prevent or limit such disclosure by seeking a protective order or other appropriate remedy at the sole expense of the Disclosing Party.

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4.15 Transition Period Assets.

(a) Acquiror acknowledges and agrees that in the course of preparing for the implementation of the services contemplated by the Transition Services Agreement and/or the Transitional Supply Agreement, Seller may identify certain Assets included within the Acquired Assets (the “Transition Period Assets”) that are necessary or desirable for Seller to retain possession of in order to provide the services contemplated by the Transition Services Agreement and/or the Transitional Supply Agreement. Not less than three Business Days prior to the anticipated Closing Date, Seller shall prepare and deliver to Acquiror a list of such Transition Period Assets or list such Transition Period Assets in Section 4.15 of the Seller Disclosure Letter; provided, Seller’s failure to identify any Transition Period Assets shall not relieve Seller or its Affiliates from performing or complying any obligation under the Transition Services Agreement or the Transitional Supply Agreement. Acquiror may elect to (a) allow Seller to retain possession of such Transition Period Assets during the term of the Transition Services Agreement or the Transitional Supply Agreement solely for purposes of enabling Seller to satisfy its obligations under the Transition Services Agreement or the Transitional Supply Agreement, in which case as soon as practicable following the expiration of the applicable services contemplated by the Transition Services Agreement or the Transitional Supply Agreement, Seller will Convey possession of such Transition Period Assets to Acquiror for no additional consideration or (b) include any Transition Period Assets in the Acquired Assets at Closing (in which case Seller will not be required to provide any service under the Transition Services Agreement or the Transitional Supply Agreement where it is not reasonably practicable to provide such service without such Transition Period Assets and any amounts payable by Acquiror to Seller under such Transition Services Agreement or the Transitional Supply Agreement will be proportionately adjusted).

(b) Notwithstanding the foregoing, all right, title and interest in and to the Transition Period Assets shall be conveyed by Seller (or Seller’s Affiliates) to Acquiror (or Acquiror’s Affiliates) at Closing, and shall at all times thereafter remain vested in the Acquiror, subject only to Seller’s limited right as a bailee to retain physical possession of and use such Transition Period Assets in the performance of Seller’s obligations under the Transition Services Agreement or the Transitional Supply Agreement. Seller shall not (i) use the Transition Period Assets for any other purpose, (ii) commingle Transition Period Assets with any Assets of Seller or any other Person, (iii) move any Transition Period Assets from Seller’s premises without the prior written approval by Acquiror, (iv) allow any Security Interest to be imposed on or attach to any Transition Period Asset by or as a result of any act or omission on the part of Seller or its Affiliates. Acquiror shall have the right in its sole discretion (at any time, for any reason or no reason, without notice, and without payment additional amount or other consideration) retake possession of any Transition Period Assets, and Seller or Seller’s Affiliates will deliver to Acquiror (or its Affiliates), or dispose of, the Transition Period Assets if, as and when directed by Acquiror. Seller’s (or its Affiliates’) holding of the Transition Period Assets after demand has been made by Acquiror for the delivery or destruction thereof will substantially impair the value of such Transition Period Assets, and, accordingly, Acquiror will be entitled to an Order of possession without any need or proving damages or a bond pursuant to Section 9.12.

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(c) ACQUIROR HAS NOT MADE AND DOES NOT MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EITHER EXPRESS OR IMPLIED, AS TO THE FITNESS, CONDITION, MERCHANTABILITY, DESIGN OR OPERATION OF ANY TRANSITION PERIOD ASSET OR ITS FITNESS FOR ANY PARTICULAR PURPOSE.

4.16 Transition Coordination; Completion of Agreements. Subject to applicable Law, from and after the date hereof until the Closing, Seller and Acquiror will cooperate in good faith on transition planning, including forming transition teams that are each sufficiently staffed. As part of the transition planning, the transition teams will meet, either in person or by teleconference, to finalize the operational details of each of the Ancillary Agreements and all schedules thereto, in each case in accordance with applicable Law. For the avoidance of doubt, Seller and Acquiror agree that the material terms of the Ancillary Agreements in the forms attached hereto will not be changed without their mutual agreement.

4.17 Guaranty

(a) On the terms and subject to the conditions set forth in this Section 4.17, Guarantor, in order to induce Seller to execute and deliver this Agreement, hereby absolutely, unconditionally and irrevocably guarantees the due, punctual and full payment and performance of Acquiror’s (including its permitted designees’ and assigns) payment obligations under Section 1.09 of this Agreement if, as and when due, and on the terms and subject to any and all conditions or limitations on Acquiror’s obligations hereunder (the “Guaranty”). Notwithstanding the foregoing, the aggregate liability of Guarantor under this Guaranty shall be limited to an amount Cash Purchase Price. The Guaranty and all obligations of the Guarantor under this Agreement shall terminate and be of no further force or effect upon the satisfaction of Section 1.09(b) upon the Closing.

(b) The Guaranty is a guarantee of payment and performance, and not of collection, and Acquiror acknowledges and agrees that this Guaranty is full and unconditional, and no release or extinguishment of Acquiror’s or its designees’ or assigns’ Liabilities (other than in accordance with the terms of this Agreement), whether by decree in any bankruptcy proceeding or otherwise, will affect the continuing validity and enforceability of this Guaranty. Guarantor hereby waives (i) any right to require Seller, as a condition of payment or performance by the Guarantor of the Guaranty, to proceed against Acquiror or pursue any other remedy whatsoever in the event that the Acquiror fails to perform its obligations under Section 1.09 of this Agreement, and (ii) to the fullest extent permitted by applicable Law, any defenses or benefits that may be derived from or afforded by Law which limit the liability of or exonerate guarantors or sureties.

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(c) Guarantor hereby represents and warrants to Seller as of the date hereof and as of the Closing Date that (i) Guarantor is a limited liability company validly existing and in good standing under the Laws of the State of Delaware, and has all requisite corporate power and authority necessary to execute and deliver this Agreement solely for purposes of providing the Guaranty, and to perform the Guaranty if, as and when due; (ii) the execution and delivery by Guarantor of this Agreement solely for purposes of providing the Guaranty and performance by Guarantor of the Guaranty if, as and when due have been approved by the requisite corporate action on the part of Guarantor; and (iii) no other action on the part of Guarantor or Acquiror is necessary to authorize the execution and delivery of this Agreement and performance by Guarantor of the Guaranty.

4.18 Right of Participation. For a period of five (5) years after the Closing Date, if Seller at any time determines to conduct a sale process pursuant to which it would (a) sell or otherwise assign or transfer ownership or control of all or substantially all of its assets and rights with respect to Joy-branded dish detergent in any other jurisdiction (an “Opportunity”), Seller will invite Acquiror to participate in such sale process; provided, however, that in no event will this Section 4.18 be deemed to obligate Seller to grant any rights of exclusivity to Acquiror or notify Acquiror of such opportunity prior to the commencement of such sale process.

V. CONDITIONS

5.01 Joint Conditions. The respective obligation of Seller and Acquiror to consummate the Closing is subject to the satisfaction or waiver of the following conditions:

(a) no Law shall have been adopted, and no preliminary or permanent injunction or other Order shall have been issued by a Governmental Authority of competent jurisdiction, in each case, that makes unlawful or otherwise prohibits the consummation of the transactions contemplated hereby; and

(b) all applicable Consents required for the consummation of the transactions contemplated by this Agreement identified on Section 5.01(b) of the Seller Disclosure Letter shall have been obtained.

5.02 Conditions to the Obligation of Acquiror. The obligation of Acquiror to consummate the Closing is subject to the satisfaction of each of the following conditions (each of which is for the exclusive benefit of Acquiror and may be waived by Acquiror in its sole discretion):

(a) all covenants of Seller under this Agreement to be performed or complied with on or before the Closing shall have been duly performed or complied with by Seller and its Affiliates in all material respects;

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(b) (i) the representations and warranties of Seller in this Agreement other than the Seller Specified Representations and the representations and warranties in Sections 2.08(b) and Section 2.08(d), which for purposes of this clause (i) will be read as though none of them contained any materiality, “Joy Business MAE” qualifications (but not disregarding the dollar limitations of representations to Joy Material Contracts) or Cream Suds Business MAE qualifications (but not disregarding the dollar limitations of representations to Joy Material Contracts), shall be true and correct in all respects as of the Closing with the same effect as if made at and as of the Closing (except that any representation and warranty in any Section that is made as of a date other than the date of this Agreement shall be true and correct in all respects as of the specified date), except where the failure of the representations and warranties to be true and correct in all respects would not in the aggregate have a Joy Business MAE or a Cream Suds Business MAE; and (ii) Seller Specified Representations shall be true and correct in all material respects as of the Closing with the same effect as if made at and as of the Closing (except that any representation and warranty in any Section that is made as of a date other than the date of this Agreement shall be true and correct in all material respects as of the specified date); and (iii) the representations and warranties of Seller in Sections 2.08(b) and Section 2.08(d) shall be true and correct in all respects as of the Closing with the same effect as if made at and as of the Closing; and

(c) Acquiror shall have received a certificate of Seller addressed to Acquiror and dated the Closing Date, signed on behalf of Seller by an officer of Seller (on Seller’s behalf and without personal liability), confirming the matters set forth in Section 5.02(a) and Section 5.02(b).

5.03 Conditions to the Obligation of Seller. The obligation of Seller to consummate the Closing is subject to the satisfaction of each of the following conditions (each of which is for the exclusive benefit of Seller and may be waived by Seller unless otherwise provided in this Agreement):

(a) all covenants of Acquiror under this Agreement and the Ancillary Agreements to be performed or complied with on or before the Closing Date shall have been duly performed or complied with by Acquiror and its Affiliates in all material respects;

(b) the representations and warranties of Acquiror in this Agreement (which for purposes of this paragraph will be read as though none of them contained any materiality or Acquiror MAE qualifications) shall be true and correct in all respects as of the Closing with the same effect as if made at and as of the Closing (except that any representation and warranty in any Section that is made as of a date other than the date of this Agreement shall be true and correct in all respects as of the specified date), except where the failure of the representations and warranties to be true and correct in all respects would not have in the aggregate an Acquiror MAE; and

(c) Seller shall have received a certificate of Acquiror addressed to Seller and dated the Closing Date, signed on behalf of Acquiror by an officer of Acquiror (on Acquiror’s behalf and without personal liability), confirming the matters set forth in Section 5.03(a) and Section 5.03(b).

5.04 Frustration of Conditions. Neither Seller nor Acquiror may rely on the failure of any condition set forth in Section 5.01, Section 5.02 or Section 5.03, as the case may be, to be satisfied to excuse it from its obligation to effect the transactions contemplated by this Agreement if such failure was caused by such Party’s breach of its obligations under this Agreement.

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VI. TERMINATION AND ABANDONMENT

6.01 Basis for Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date:

(a) by mutual written consent of Seller and Acquiror;

(b) by either Seller or Acquiror:

(i) if the Closing does not occur on or prior to three months after the date of execution of this Agreement (the “End Date”), unless the failure of the Closing to occur by such date is due to the failure of the Party seeking to terminate this Agreement to perform or observe in all material respects the covenants of such Party set forth herein; or

(ii) if (A) there is any Law that makes consummation of the transactions hereunder illegal or otherwise prohibited (other than those having only an immaterial effect and that do not impose criminal liability or penalties) or (B) any Governmental Authority having competent jurisdiction has issued an Order or taken any other action (which the terminating Party must have complied with its obligations hereunder to resist, resolve or lift) permanently restraining, enjoining or otherwise prohibiting any material component of the transactions contemplated hereunder, and such Order or other action becomes final and non-appealable;

(c) by Seller:

(i) if Acquiror breaches any of its representations and warranties or covenants contained in this Agreement, which breach (A) if uncured, would give rise to the failure of a condition set forth in Section 5.01 or Section 5.03 and (B) cannot be or has not been cured within 60 days after the giving of written notice to Acquiror of such breach (or, if earlier, the End Date); or

(ii) if any of the conditions set forth in Section 5.01 or Section 5.03 becomes incapable of fulfillment, and has not been waived by Seller to the extent waivable;

(d) by Acquiror:

(i) if Seller breaches any of its representations and warranties or covenants contained in this Agreement, which breach (A) if uncured, would give rise to the failure of a condition set forth in Section 5.01 or Section 5.02 and (B) cannot be or has not been cured within 60 days after the giving of written notice to Seller of such breach (or, if earlier, the End Date); or

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(ii) if any of the conditions set forth in Section 5.01 or 5.02 becomes incapable of fulfillment, and has not been waived by Acquiror to the extent waivable;

provided, however, that the Party seeking termination pursuant to clause (c)(i), (c)(ii), (d)(i) or (d)(ii) is not in material breach of any of its representations, warranties or covenants contained in this Agreement.

6.02 Notice of Termination; Return of Documents; Continuing Confidentiality Obligation. In the event of a termination of this Agreement by Seller or Acquiror pursuant to this Article VI, written notice thereof will be given to the other Party and the transactions contemplated by this Agreement and the Ancillary Agreements will terminate, without further action by any Party. If the transactions contemplated by this Agreement and the Ancillary Agreements are terminated as provided herein, (a) Acquiror will return to Seller or destroy all documents and copies and other material received from Seller and its Affiliates and its and their Representatives relating to the transactions contemplated hereby and by the Ancillary Agreements, whether so obtained before or after the execution hereof, (b) Seller will return to Acquiror or destroy all documents and copies and other material received from Acquiror and its Affiliates and its and their Representatives relating to the transactions contemplated hereby and by the Ancillary Agreements, whether so obtained before or after the execution hereof, and (c) notwithstanding anything herein to the contrary, the Confidentiality Agreement will be deemed to be reinstated and will be deemed to apply as if it had not originally been terminated pursuant to Section 9.02.

6.03 Effect of Termination. If this Agreement is duly terminated and the transactions contemplated hereby are abandoned as described in this Article VI, this Agreement will become void and of no further force and effect, except: (a) for the provisions of Section 4.03 relating to publicity, Section 6.02, this Section 6.03, Sections 9.02 through 9.13, Section 9.15, and Article 9.01 containing general provisions and definitions, respectively, and (b) that nothing in this Article VI will be deemed to release any Party from any Liability for any Deliberate Breach by such Party of the terms and provisions of this Agreement or to impair the right of any Party to compel specific performance by another Party of its obligations under this Agreement that specifically survive such termination as set forth in clause (a).

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VII. INDEMNIFICATION

7.01 Indemnification by Acquiror. Without limiting or otherwise affecting the indemnity provisions of any Ancillary Agreement, but subject to the limitations set forth in this Article VII, from and after the Closing Date, Acquiror will indemnify, defend (or, where applicable, pay the defense costs for) and hold harmless the Seller Indemnitees from and against any and all Losses suffered or incurred by the Seller Indemnitees that result from or arise out of, whether prior to or following the Closing, any of the following items (without duplication):

(a) any Assumed Liability, including the failure of Acquiror, any other member of the Acquiror Group or any other Person to pay, perform, fulfill, discharge and, to the extent applicable, comply with, in due course and in full, any such Assumed Liability;

(b) any breach or non-performance by Acquiror or any other member of the Acquiror Group of any covenant to be performed by such Persons pursuant to this Agreement or any Ancillary Agreement; and

(c) any inaccuracy in or breach of any of the representations and warranties of Acquiror contained in Article III of this Agreement.

7.02 Indemnification by Seller. Without limiting or otherwise affecting the indemnity provisions of any Ancillary Agreement but subject to the limitations set forth in this Article VII, from and after the Closing, Seller will indemnify, defend (or, where applicable, pay the defense costs for) and hold harmless the Acquiror Indemnitees from and against any and all Losses that result from, relate to or arise out of, whether prior to or following the Closing, any of the following items (without duplication):

(a) any Excluded Liability, including the failure of Seller or any other member of the Seller Group or any other Person to pay, perform, fulfill, discharge and, to the extent applicable, comply with, in due course and in full, such Excluded Liabilities;

(b) any breach or non-performance by Seller or any other member of the Seller Group of any covenant to be performed by such Persons pursuant to this Agreement or any Ancillary Agreement; and

(c) any inaccuracy in or breach of any of the representations and warranties of Seller contained in Article II of this Agreement.

7.03 Calculation and Other Provisions Relating to Indemnity Payments. The amount of any Loss for which indemnification is provided under this Article VII will be net of any amounts actually recovered by the Indemnitee or its Affiliates under third party, non-captive insurance policies with respect to such Loss (less the cost to collect the proceeds of such insurance). If any Loss resulting in indemnification under Section 7.01(c) or 7.02(c) relates to a claim by an Indemnitee or its Affiliates that is covered by one or more third party, non-captive insurance policies held by the Indemnitee or its Affiliates, the Indemnitee will use and will cause its Affiliates to use Commercially Reasonable Efforts to pursue claims against the applicable insurers for coverage of such Loss under such policies. Any indemnity payment hereunder will initially be made without regard to this Section 7.03(a), and if the Indemnitee or its Affiliates actually receive a full or partial recovery under such insurance policies following payment of indemnification by the Indemnifying Party in respect of such Loss, then the Indemnitee will refund amounts received from the Indemnifying Party up to the amount of indemnification actually received from the Indemnifying Party with respect to such Loss (less the cost to collect the proceeds of such insurance).

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7.04 Procedures for Defense, Settlement and Indemnification of Claims.

(a) Direct Claims. All claims for indemnification made hereunder by (i) any Seller Indemnitee, on the one hand, against Acquiror on the other hand, pursuant to Section 7.01, or (ii) by any Acquiror Indemnitee, on the one hand, against Seller or any member of the Seller Group, on the other hand, pursuant to Section 7.02 (collectively, “Direct Claims”), will be subject to the limitations and dispute resolution procedures set forth in Section 9.13. If an Indemnitee receives notice or otherwise learns of any matter that may be the subject of a Direct Claim, such Indemnitee will give the Indemnifying Party prompt written notice thereof but in any event within 30 days after receiving such notice or otherwise learning of such matter. Any such notice will describe the Direct Claim in reasonable detail, state the basis for indemnification and the amount of Losses associated therewith, to the extent known, along with copies of any relevant documents evidencing such Direct Claim. Notwithstanding the foregoing, the delay or failure of any Indemnitee or other Person to give notice as provided in this Section 7.04 will not relieve the Indemnifying Party of its obligations under this Article VII, except to the extent that such Indemnifying Party is prejudiced by such delay or failure to give notice in accordance with this Section 7.04.

(b) Third-Party Claims.

(i) Notice of Claims. If an Indemnitee receives notice or otherwise learns of the assertion by a Person (including any Governmental Authority) who is not a member of the Seller Group or the Acquiror Group of any claim or of the commencement by any such Person of any Action with respect to which an Indemnifying Party may be obligated to provide indemnification (collectively, a “Third-Party Claim”), such Indemnitee will give such Indemnifying Party prompt written notice (a “Claims Notice”) thereof but in any event within 30 days after becoming aware of such Third-Party Claim. Any such Claims Notice will describe the Third-Party Claim in reasonable detail, state the basis for indemnification and the amount of Losses associated therewith, to the extent known, along with copies of any relevant documents evidencing such Third-Party Claim. Notwithstanding the foregoing, the delay or failure of any Indemnitee or other Person to give notice as provided in this Section 7.04(b)(i) will not relieve the Indemnifying Party of its obligations under this Article VII, except to the extent that such Indemnifying Party is prejudiced by such delay or failure to give notice in accordance with this Section 7.04(b)(i).

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(ii) Opportunity to Defend. The Indemnifying Party has the right, exercisable by written notice to the Indemnitee within 30 days after receipt of a Claims Notice from the Indemnitee of the commencement or assertion of any Third-Party Claim in respect of which indemnity may be sought under this Article VII, to assume and conduct the defense of such Third-Party Claim in accordance with the limits set forth in this Agreement with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnitee; provided, however, that (A) the Third-Party Claim (1) does not relate to or arise in connection with any criminal proceeding, Action, indictment, allegation or investigation, (2) does not involve any equitable, corrective or other non-monetary relief, and (3) does not involve Losses that are reasonably expected to exceed the maximum amount for which the Indemnifying Party could be liable under this Agreement, and (B) the Indemnifying Party expressly agrees with the Indemnitee in writing to be fully responsible for all of the Losses that arise from the Third-Party Claim, subject to the limitations thereon set forth in this Article VII (the conditions set forth in clauses (A) and (B) are, collectively, the “Litigation Conditions”). For purposes of clause (B) of the preceding sentence, if a Third-Party Claim consists of multiple claims by a plaintiff or group of plaintiffs, and it is reasonably practicable for an Indemnifying Party to control the defense of a subset of such claims, the Indemnifying Party may elect to agree to be fully responsible subject to the limitations thereon set forth in this Article VII, for only all of the Losses that arise from such subset of claims, and may elect to control the defense of only such subset of claims; provided, that the other Litigation Conditions set forth in clauses (A) and (B) of the preceding sentence are satisfied. If the Indemnifying Party does not assume the defense of a Third-Party Claim in accordance with this Section 7.04(b), the Indemnitee may continue to defend the Third-Party Claim. If the Indemnifying Party has assumed the defense of a Third-Party Claim as provided in this Section 7.04(b), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defense of the Third-Party Claim; provided, however, that if (x) any of the Litigation Conditions ceases to be met, (y) the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third-Party Claim, or (z) in the reasonable judgment of the Indemnitee based on the advice of counsel, there exists an actual or potential conflict of interest between the Indemnifying Party and the Indemnitee with respect to such Third-Party Claim, the Indemnitee may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs or expenses thereafter incurred in connection with such defense. The Indemnifying Party or the Indemnitee, as the case may be, has the right to participate in (but, subject to the prior sentence, not control), at its own expense, the defense of any Third-Party Claim that the other is defending as provided in this Agreement.

(iii) The Indemnifying Party, if it has assumed the defense of any Third-Party Claim as provided in this Agreement, may not, without the prior written consent of the Indemnitee, consent to a settlement of, or the entry of any judgment arising from, any such Third-Party Claim unless such settlement or judgment (A) includes as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnitee of a complete release from all liability in respect of such Third- Party Claim, (B) does not include any finding or admission of any violation by the Indemnitee or its Affiliates of any Law or any rights of any Person, and (C) does not impose injunctive or other non-monetary equitable relief against the Indemnitee or its Affiliates, or their respective businesses. The Indemnitee has the right to settle any Third-Party Claim, the defense of which has not been assumed by the Indemnifying Party, with the prior written consent of the Indemnifying Party, not to be unreasonably withheld, conditioned or delayed.

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(c) Without limiting any provision of this Section 7.04, each of the Parties will reasonably cooperate, and will cause each of its respective Affiliates to reasonably cooperate, with each other in the defense of any claim that the Joy Business or the Cream Suds Business infringe or otherwise violate Intellectual Property of any third Person, and no Party will knowingly acknowledge, or permit any member of its respective Group to acknowledge, the validity or infringing use of any Intellectual Property of a third Person in a manner as to which such Party has actual knowledge that so doing will be materially inconsistent with the defense of such infringement, validity or similar claim or challenge except as required by Law. For the avoidance of doubt, nothing herein will preclude truthful testimony by Seller or any of its representatives or employees, and such truthful testimony will not be deemed a breach hereof.

(d) In the event Acquiror promptly notifies Seller in writing that Seller or one of its Affiliates has challenged the validity, ownership, use or enforcement of any Intellectual Property of the Joy Business or the Cream Suds Business, Seller will withdraw or cause such challenge to be withdrawn within five Business Days following receipt of such written notice from Acquiror.

7.05 Additional Matters.

(a) Cooperation in Defense and Settlement. With respect to any Third- Party Claim for which Acquiror, on the one hand, and Seller, on the other hand, may have Liability under this Agreement or any of the Ancillary Agreements, the Parties agree to cooperate fully and maintain a joint defense (in a manner that will preserve the attorney-client privilege, joint defense or other privilege with respect thereto) so as to minimize such Liabilities and defense costs associated therewith. The Party that is not responsible for managing the defense of such Third-Party Claims will, upon reasonable request, be consulted with respect to significant matters relating thereto and may retain counsel to monitor or assist in the defense of such claims at its own cost.

(b) Certain Actions. Notwithstanding anything to the contrary set forth in this Article VII, Seller may elect to have exclusive authority and control over the investigation, prosecution, defense and appeal of any and all Actions pending at the Closing which relate to or arise out of the Joy Business or the Cream Suds Business, the Acquired Assets or the Assumed Liabilities and as to which a member of the Seller Group is also a plaintiff or named as a target or defendant thereunder (but excluding any such Actions which solely relate to or solely arise in connection with the Joy Business, the Cream Suds Business, the Acquired Assets or the Assumed Liabilities); provided, however, that, (i) Seller will defend or prosecute, as applicable, such Actions in good faith, (ii) Seller will reasonably consult with Acquiror on a regular basis with respect to strategy and developments with respect to any such Action, (iii) Acquiror will have the right to participate in (but not control) the defense or prosecution, as applicable, of such Action, and (iv) Seller must obtain the written consent of Acquiror, such consent not to be unreasonably withheld, conditioned or delayed, to settle or compromise or consent to the entry of judgment with respect to such Action if Seller is a defendant and such settlement, consent or judgment would require Acquiror to abandon its rights, change its business practices or incur any Liabilities with respect thereto or if Seller is a plaintiff and the resolution involves a judgment that is less than was being sought in respect of the Joy Business or the Cream Suds Business.

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(c) Reasonable Minimization of Losses. To the extent any remedial, corrective or other ameliorative action is required to be taken by an Indemnitee in respect of a matter that is the subject of an indemnification claim hereunder, the Indemnitee will only be entitled for indemnification in respect of those actions that would be necessary to perform the minimum remediation, correction or amelioration necessary to remedy the breach or Liability, as the case may be, at the lowest reasonable cost.

(d) Substitution. In the event of an Action that involves solely matters that are indemnifiable and in which the Indemnifying Party is not a named defendant, if either the Indemnitee or the Indemnifying Party so requests, the Parties will endeavor to substitute the Indemnifying Party for the named defendant. If such substitution or addition cannot be achieved for any reason or is not requested, the rights and obligations of the Parties regarding indemnification and the management of the defense of claims as set forth in this Article VII will not be affected.

(e) Subrogation. In the event of payment by or on behalf of any Indemnifying Party to or on behalf of any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party will be subrogated to and will stand in the place of such Indemnitee, in whole or in part based upon whether the Indemnifying Party has paid all or only part of the Indemnitee’s Liability, as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third- Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person. Such Indemnitee will cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

7.06 Exclusive Remedy. From and after the Closing, the sole and exclusive remedy of a Party with respect to any and all Actions relating to this Agreement or the transactions contemplated by this Agreement (other than Actions (a) arising under or based upon any Deliberate Breach of a Party, (b) seeking specific performance or other equitable relief to require a Party to perform its obligations under this Agreement to the extent permitted hereunder or (c) arising under or based upon any Ancillary Agreement) will be pursuant to the indemnification provisions set forth in this Article VII. In furtherance of the foregoing, each Party hereby waives, from and after the Closing, any and all rights, claims and causes of action (other than pursuant to the indemnification provisions set forth in this Article VII and Article VIII and other than Actions, claims of, or causes of action (x) arising under or based upon any Deliberate Breach of a Party, (y) seeking specific performance or other equitable relief to require a Party to perform its obligations under this Agreement or (z) arising under or based upon any Ancillary Agreement) that such Party or its Affiliates may have against the other Party or any of its Affiliates, or their respective directors, officers and employees, arising under or based upon any applicable Laws and arising out of the transactions contemplated by this Agreement.

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7.07 Limitations on Indemnification.

(a) Notwithstanding anything in this Agreement to the contrary, if the Closing occurs:

(i) Seller will not have any liability for Losses under Section 7.02(c) (other than with respect to a breach of Sections 2.01 (Organization), 2.02 (Authorization), 2.03(v) (Security Interests), 2.04(a), 2.04(b), 2.04(c), 2.10 (Brokers), and 2.11 (Title) (collectively, the “Seller Specified Representations”) or a Deliberate Breach) unless the aggregate Losses suffered by the Acquiror Indemnitees thereunder exceeds one percent (1%) of the Cash Purchase Price (the “Deductible”), and then only to the extent of such excess;

(ii) Seller’s aggregate liability for Losses under Section 7.02(c) (other than with respect to a breach of any of the Seller Specified Representations or any Deliberate Breach) will not exceed eight percent (8%) of the Cash Purchase Price (the “Cap”);

(iii) Acquiror will not have any liability for Losses under Section 7.01(c) (other than with respect to a breach of Sections 3.01 (Organization), 3.02 (Authorization), 3.04 (Brokers) and 3.05 (Financing) (collectively, the “Acquiror Specified Representations”) or a Deliberate Breach) unless and until the aggregate Losses suffered by the Seller Indemnitees thereunder exceeds the Deductible, and then only to the extent of such excess;

(iv) Acquiror’s aggregate liability for Losses under Section 7.01(c) (other than with respect to a breach of any of the Acquiror Specified Representations or any Deliberate Breach) will not exceed the Cap.

(b) For purposes of Sections 7.01(c) and 7.02(c), any qualification in any such representation or warranty as to materiality, Joy Business MAE, Cream Suds Business MAE or Acquiror MAE will be taken into account for purposes of determining whether such representation or warranty has been breached, but in the event that such representation or warranty has been determined to have been breached, such qualification as to materiality, Joy Business MAE, Cream Suds Business MAE or Acquiror MAE will thereafter be disregarded for purposes of determining the amount of Losses arising from such breach and the applicable Indemnitee may recover the entire amount of such Losses subject to the limitations set forth in this Article VII.

7.08 Tax Treatment of Indemnification. For all Tax purposes, Acquiror and Seller agree to treat any indemnity payment under this Agreement as an adjustment to the purchase price unless, and then solely to the extent that, a Final Determination provides otherwise.

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VIII. TAX MATTERS

8.01 Allocation of Cash Purchase Price. A description of the allocation of the Cash Purchase Price, as agreed to by Seller and Acquiror, is set forth in Section 8.01 of the Seller Disclosure Letter (the “Asset Allocation”). Seller and Acquiror will not, and will cause their respective Affiliates not to, take a position in any forum that is inconsistent with the allocation shown on Schedule 8.01, including taking an inconsistent position on any Tax return, before any Governmental Authority charged with the collection of any Tax or in any Action relating to any Tax. Seller and Acquiror will file IRS Form 8594 and all federal, state, local and foreign Tax returns in accordance with Schedule 8.01. Seller and Acquiror will provide each other promptly (and no later than 90 days following the Closing Date) with any additional information necessary to complete IRS Form 8594.

8.02 Transfer Taxes. Each of Seller and Acquiror will pay, and be responsible for, 50% of all Transfer Taxes. Any Tax Return required to be filed with respect to any such Transfer Taxes will be filed by the Person primarily responsible for such filing under applicable Law; provided, that such Party will deliver a draft of any such Tax Return to the other Party at least 15 days prior to the due date for the filing of any such Tax Return (taking into account any applicable extensions) and any additional information relating thereto that the other Party may reasonably request, and will reflect on the applicable Tax Return any reasonable comments submitted by such other Party at least five days prior to the applicable due date. The Parties will reasonably cooperate in obtaining any available exemptions or refunds with respect to Transfer Taxes. In any event, each Party will indemnify and hold harmless the other Party from any cost arising from a failure by the initial Party to pay Transfer Taxes in a timely manner.

8.03 Miscellaneous. Each Party will provide the other with such information, records and other assistance, and make such of its officers, directors, employees and agents available, as may reasonably be requested by the other Party in connection with any Tax matter under this Article VIII, including the preparation of any Tax Return and the conduct of any Tax claim; provided that Acquiror will not be permitted to inspect or otherwise review any Consolidated Tax Return.

IX. MISCELLANEOUS

9.01 Survival of Representations and Warranties. The representations, warranties of Seller and Acquiror contained in this Agreement (other than the Seller Specified Representations and the Acquiror Specified Representations) will survive the Closing until the date that is 12 months after the Closing Date. The Seller Specified Representations and the Acquiror Specified Representations will survive the Closing until the later of the date that is the third anniversary of the Closing and the expiration of the applicable statute of limitations related thereto. The covenants and agreements of each Party that contemplate actions to be wholly-performed or complied with during the Pre- Closing Period shall survive the Closing until the date that is 12 months after the Closing Date. The covenants and agreements of each Party in this Agreement that contemplate actions to be performed or complied with after the Closing shall survive the Closing and shall continue in effect for 60 days after the respective term (or if no such term exists, then the expiration of the statute of limitations applicable thereto). Except in the case of a Deliberate Breach, No Party will have any liability or obligation of any nature with respect to any representation, warranty after the termination applicable periods set forth in this Section 9.01, unless a notice of claim thereof giving rise to a right of indemnity has been sent or given to the Party against whom such indemnity may be sought prior to such termination, in which case the noticed claims relating to such breach will survive such termination until they are finally resolved. The representations, warranties, covenants and agreements of an Indemnifying Party, and an Indemnitee’s right to indemnification with respect to any inaccuracy in or breach thereof, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnitee or by reason of the fact that the Indemnitee or its Representatives knew or should have known of such inaccuracy or breach.

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9.02 Expenses. Except as otherwise provided in this Agreement, including in Sections 4.06(e), 8.02, 8.03 and 9.02(b) or any of the Ancillary Agreements, all fees and expenses incurred in connection with the transactions contemplated hereby and thereby will be paid by the Party incurring such fees or expenses. Acquiror will be responsible for and pay any requisite filing fee in respect of any notification submitted pursuant any Antitrust Laws.

9.03 Entire Agreement. This Agreement and the Ancillary Agreements, including any related annexes, schedules and exhibits, as well as any other agreements and documents referred to herein and therein, will together constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and will supersede all prior negotiations, agreements and understandings of the Parties of any nature, whether oral or written, with respect to such subject matter, including the Confidentiality Agreement, which is hereby terminated and of no further force or effect, subject to Section 6.02. If there is a conflict between any provision of this Agreement and a provision of any Ancillary Agreement, the provision of this Agreement will control unless specifically provided otherwise in this Agreement.

9.04 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement and all matters regarding the validity, interpretation and enforcement of this Agreement will be construed and governed by the Laws of the State of Delaware, without regard to the conflict of Laws provisions (whether of the State of Delaware or any other state or jurisdiction) that would cause the Laws of another state or jurisdiction to apply.

(b) By execution and delivery of this Agreement, each Party irrevocably (i) submits and consents to the personal jurisdiction of the Chancery Court of the State of Delaware or, if the Chancery Court declines jurisdiction, any state and federal courts of the State of Delaware for itself and in respect of its property in the event that any Action or dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it will not bring any Action relating to this Agreement or any of the transactions contemplated hereby in any other court. Subject to compliance with the provisions of Section 9.14, if applicable, each of the Parties irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any dispute arising out of this Agreement or any of the transactions contemplated hereby in the state and federal courts of the State of Delaware, or that any such dispute brought in any such court has been brought in an inconvenient or improper forum. The Parties further agree that the mailing by certified or registered mail, return receipt requested, of any process required by any such court will constitute valid and lawful service of process against them, without necessity for service by any other means provided by statute or rule of court.

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(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.04(C).

9.05 Notices. All notices, requests, Consents and other communications hereunder will be in writing and will be deemed to have been duly given (a) when sent, if sent by facsimile or electronic mail (with confirmation of transmission) if sent prior to 6:30 p.m. Cincinnati, Ohio time, and on the next Business Day if sent after 6:30 p.m. Cincinnati, Ohio time, (b) when delivered, if delivered personally to the intended recipient (with confirmation of delivery) and (c) one Business Day following sending by overnight delivery via a nationally recognized overnight courier service and, in each case, addressed to a Party at the following address for such Party:

(i)	If to Seller:

The Procter & Gamble Company

One Procter & Gamble Plaza

Cincinnati, OH 45202

Attention: Associate General Counsel – Global Transactions

Facsimile: (513) 386-1927

(ii)	If to Acquiror or Guarantor:

c/o Capital Park Holdings Corp.

2100 Cedar Springs Road Suite 650

Dallas, Texas 75201

Email: eric.blue@capitalpark.net

Attn: Chief Financial Officer

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or to such other address(es) as may be furnished in writing by any such Party to the other Party in accordance with the provisions of this Section 9.05. Any notice to Seller will be deemed notice to all members of the Seller Group, and any notice to Acquiror will be deemed notice to all members of the Acquiror Group.

9.06 Amendments and Waivers.

(a) This Agreement may be amended and any provision of this Agreement may be waived; provided, however, that any such amendment or waiver will become and remain binding upon a Party only if such amendment or waiver is set forth in a writing executed by such Party. No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement.

(b) No delay or failure in exercising any right, power or remedy hereunder will affect or operate as a waiver thereof; nor will any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy. Except and solely to the extent set forth in Section 7.06, the rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that any Party would otherwise have.

9.07 No Third-Party Beneficiaries. Except for the Seller Indemnitees and Acquiror Indemnitees under Section VII, this Agreement is solely for the benefit of the Parties and does not confer on third parties any remedy, claim, reimbursement, claim of action or other right in addition to those existing without reference to this Agreement.

9.08 Assignability. No Party may assign its rights or delegate its duties under this Agreement without the written consent of the other Party; provided, that without the prior written consent of the other Party (a) a Party may assign its rights or delegate i ts duties under this Agreement to a member of its Group, (b) Acquiror or any of its Affiliates may collaterally assign any of their respective rights under this Agreement to any financing source, and (c) Acquiror may assign any of its rights under this Agreement or delegate any of its duties under this Agreement (in whole or in part) to any Person in connection with any merger, sale of equity or assets, reorganization, recapitalization, spin-off or similar business combination; provided, that in the case of clauses (a) and (c), (i) such Person agrees in writing to be bound by the terms and conditions contained in this Agreement and (ii) such assignment or delegation will not relieve any Party of its indemnification obligations or other obligations under this Agreement. Any attempted assignment or delegation in contravention of the foregoing will be void.

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9.09 Construction. The descriptive headings herein are inserted for convenience of reference only and are not intended to be a substantive part of or to affect the meaning or interpretation of this Agreement. Whenever required by the context, any pronoun used in this Agreement or the Seller Disclosure Letter or Acquiror Disclosure Letter will include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns, pronouns, and verbs will include the plural and vice versa. Reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable, hereof. Unless the context otherwise requires, any references to an “Exhibit,” “Section” or “Article” will be to an Exhibit, Section or Article to or of this Agreement, and will be deemed to include any provisions or matters set forth in any corresponding schedule or section of the Acquiror Disclosure Letter or Seller Disclosure Letter. The use of the words “include” or “including” in this Agreement or the Seller Disclosure Letter or the Acquiror Disclosure Letter will be deemed to be followed by the words “without limitation.” The use of the word “covenant” will mean “covenant and agreement.” The use of the words “or,” “either” or “any” will not be exclusive. “Days” means calendar days unless specified as Business Days. References to statutes will include all regulations promulgated thereunder, and references to statutes or regulations will be construed to include all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation as of the date hereof. The Parties have participated jointly in the negotiation and drafting of this Agreement and the Ancillary Agreements. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Except as otherwise expressly provided elsewhere in this Agreement or any Ancillary Agreement, any provision herein which contemplates the agreement, approval or consent of, or exercise of any right of, a Party, such Party may give or withhold such agreement, approval or consent, or exercise such right, in its sole and absolute discretion, the Parties hereby expressly disclaiming any implied duty of good faith and fair dealing or similar concept.

9.10 Severability. The Parties agree that (a) the provisions of this Agreement will be severable in the event that for any reason whatsoever any of the provisions hereof are invalid, void or otherwise unenforceable, (b) any such invalid, void or otherwise unenforceable provisions will be replaced by other provisions which are as similar as possible in terms to such invalid, void or otherwise unenforceable provisions but are valid and enforceable, and (c) the remaining provisions will remain valid and enforceable to the fullest extent permitted by applicable Law.

9.11 Counterparts, Etc. This Agreement may be executed in multiple counterparts (any one of which need not contain the signatures of more than one Party), each of which will be deemed to be an original but all of which taken together will constitute one and the same agreement. This Agreement, and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission, will be treated in all manner and respects as an original agreement and will be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party, the other Party will re- execute original forms thereof and deliver them to the requesting Party.

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9.12 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed, that the Parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement without proof of actual damages, this being in addition to any other remedy to which any Party is entitled at Law or in equity. Each Party further agrees that no other Party or any other Person will be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.12, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

9.13 Disclosure Letters. There may be included in the Seller Disclosure Letter or the Acquiror Disclosure Letter items and information that are not “material,” and such inclusion will not be deemed to be an acknowledgment or agreement that any such item or information (or any non-disclosed item or information of comparable or greater significance) is “material,” or to affect the interpretation of such term for purposes of this Agreement. Matters reflected in the Seller Disclosure Letter and the Acquiror Disclosure Letter are not necessarily limited to matters required by this Agreement to be disclosed therein. The Seller Disclosure Letter and the Acquiror Disclosure Letter set forth items of disclosure with specific reference to the particular Section or subsection of this Agreement to which the information in the Seller Disclosure Letter or the Acquiror Disclosure Letter, as applicable, relates; provided, however, that any information set forth in one Section of such disclosure letter will be deemed to apply to each other Section or subsection thereof to which its relevance is reasonably apparent on its face.

9.14 Dispute Resolution. Except as otherwise specifically provided in this Agreement or in any Ancillary Agreement and subject to Section 9.12, the procedures set forth in this Section 9.14 will govern dispute resolution of any Direct Claim under Section 7.04 (a “Dispute”). Acquiror, on the one hand, and Seller, on the other hand, will first refer any such Dispute for resolution to either the Manager of Acquiror or the Director of Global Business Development of Seller (or their designees) by delivering to the other Party a written notice of the referral (a “Dispute Escalation Notice”). Following receipt of a Dispute Escalation Notice, each of the Parties will cause their respective officer or designee to negotiate in good faith to resolve the Dispute. If such officers or designees are unable to resolve the Dispute within 30 calendar days after the date of the Dispute Escalation Notice, either Party will have the right to commence litigation in accordance with Section 9.04. The Parties agree that all discussions, negotiations and other Information exchanged between the Parties during the foregoing escalation proceedings will be without prejudice to the legal position of a Party in any subsequent Action and kept confidential and protected against disclosure.

9.15 Obligations of Affiliates. Each of Seller and Acquiror will cause all of the members of its Group to comply with their respective obligations or representations or warranties under this Agreement and the Ancillary Agreements (whether or not any such members of its Group are parties to this Agreement or Ancillary Agreements). Seller hereby guarantees to Acquiror the performance of the other members of the Seller Group of their respective obligations under this Agreement and the other Ancillary Agreements, and Acquiror hereby guarantees to Seller the performance of the other members of the Acquiror Group of their respective obligations under this Agreement and Ancillary Agreements.

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X. DEFINITIONS

For purposes of this Agreement, the following terms, when utilized in a capitalized form, will have the following meanings:

“Acquired Assets” has the meaning set forth in Section 1.04.

“Acquired Contracts” has the meaning set forth in Section 1.04(a)(ii).

“Acquired IP Asset” has the meaning set forth in Section 1.04(a)(iv).

“Acquiror” has the meaning set forth in the preamble to this Agreement.

“Acquiror Disclosure Letter” means the disclosure letter delivered by Acquiror to Seller immediately prior to the execution of this Agreement.

“Acquiror Group” means Acquiror and each of its Affiliates.

“Acquiror Indemnitees” means Acquiror, each member of the Acquiror Group and each of their respective successors and assigns, and all Persons who are or have been stockholders, directors, partners, managers, managing members, members, officers, agents, representatives or employees of any member of the Acquiror Group (in each case, in their respective capacities as such).

“Acquiror MAE” means any circumstance, change, fact, occurrence, development, condition or event that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the ability of Acquiror to consummate the transactions contemplated hereby by no later than the End Date.

“Acquiror Specified Representations” has the meaning set forth in Section 7.07.

“Action” means any demand, charge, claim, action, cause of action, suit, counter suit, arbitration, mediation, hearing, trial, indictment, inquiry, proceeding, audit, review, complaint, litigation or investigation, sanction, summons, demand, subpoena, examination, citation, audit, review or proceeding of any nature, whether at law, in equity or otherwise, and whether administrative, civil, criminal, regulatory or otherwise.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

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“Agreement” has the meaning set forth in the preamble to this document.

“Ancillary Agreements” means the Transition Services Agreement, the Shared Technology License Agreement, the Transitional Distribution Agreement and the Transitional Supply Agreement.

“Antitrust Approvals” has the meaning set forth in Section 4.02(c).

“Antitrust Laws” means all Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Asset Allocation” has the meaning set forth in Section 8.01.

“Assets” means assets, properties and rights (including Permits that are used or held for use in the Joy Business and the Cream Suds Business and Contracts), and all goodwill, interests, claims, benefits and other attributes of ownership arising therefrom or associated therewith, in any case, wherever located (including in the possession of vendors or other third parties or elsewhere), whether real, personal or mixed, tangible, intangible or contingent, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person.

“Assumed Liabilities” has the meaning set forth in Section 1.05(a).

“Business IP Assets” means the Acquired Assets and Intellectual Property licensed under the Shared Technology License Agreement.

“Business Day” means any day that is not a Saturday, a Sunday or other day that is a statutory holiday under the federal Laws of the United States.

“Cap” has the meaning set forth in Section 7.07.

“Cash Purchase Price” has the meaning set forth in Section 1.09.

“Claims Notice” has the meaning set forth in Section 7.04(b)(i). “Closing” has the meaning set forth in Section 1.08.

“Closing Date” has the meaning set forth in Section 1.08.

“Code” means the Internal Revenue Code of 1986 as amended from time to time.

“Commercially Reasonable Efforts” means, with respect to the efforts to be expended by a Party with respect to any objective under this Agreement, reasonable, diligent good faith efforts to accomplish such objective as such Party would normally use to accomplish a similar objective as expeditiously as reasonably possible under similar circumstances exercising reasonable business judgment, it being understood and agreed that such efforts will include the exertion of efforts and utilization of resources that would be used by such Party in support of one of its own wholly owned businesses.

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“Commercially Reasonable Efforts” will not require a Party (a) to make payments to unaffiliated third parties (except as set forth in this Agreement), to incur non-de minimis Liabilities to unaffiliated third parties or to grant any non-de minimis concessions or accommodations unless the other Party agrees to reimburse and make whole such Party to its reasonable satisfaction for such Liabilities, concessions or accommodations requested to be made by the other Party (such reimbursement and make whole to be made promptly after the determination thereof following the Closing or, with respect to items incurred after the Closing, promptly thereafter), (b) to violate any Law, or (c) to initiate any Action.

“Compensation and Benefit Plans” means all written (a) salary, bonus, vacation, deferred compensation, pension, retirement, profit-sharing, thrift, savings, overtime, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, equity-based, incentive, retention, severance or change-in-control plans or other similar plans, policies, arrangements or agreements, (b) employment agreements, and (c) medical, dental, disability, health and life insurance plans, in the case of each of clauses (a) through (c), maintained or contributed to by Seller or any of its Affiliates as of the date of this Agreement for the benefit of any of their employees or any of their beneficiaries, excluding any plans, policies, arrangements or agreements not sponsored by Seller or any of its Affiliates to which contributions by an employer are mandated by a Governmental Authority or by Law.

“Confidential Information” has the meaning set forth in Section 4.14(a).

“Confidentiality Agreement” means the Non-Disclosure Agreement signed, dated as of September 19, 2018, between Seller and Guarantor.

“Consent” means (a) any consent, license, registration, permit, permission, order, clearance, termination, waiver, approval to be obtained from or to be issued or granted by, (b) the expiration of any waiting period, (c) any notice or report to be given to, or (d) any filing to be made with, in each case, any Person.

“Consolidated Tax Returns” means any Tax Returns with respect to any federal, state, provincial, local or foreign income Taxes that are paid on an affiliated, consolidated, combined, unitary or similar basis and that include Seller or any of its Affiliates.

“Contracts” means any contract, agreement, lease, sublease, license, sales order, purchase order, loan, credit agreement, bond, debenture, note, mortgage, indenture, guarantee, undertaking, instrument, arrangement, understanding or other commitment, whether written or oral, that is binding on any Person or any part of its property under applicable Law.

“Convey” has the meaning set forth in Section 1.01. Variants of this term such as “Conveyance” will have correlative meanings.

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“Copyrights” has the meaning set forth in the definition of “Intellectual Property.”

“Cream Suds Books and Records” has the meaning set forth in Section 1.04(a)(v)

“Cream Suds Business” means the Seller Group’s cream dishwashing detergent business that operates under the “Cream Suds” Trademark and brand name in the Territory.

“Cream Suds Business MAE” means any circumstance, change, fact, occurrence, development, condition or event that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Cream Suds Business, taken as a whole; provided, however, that any such effect resulting or arising from or relating to any of the following matters will not be considered when determining whether there has been, or would reasonably be expected to be, a Cream Suds Business MAE: (a) general conditions in the industry in which the Cream Suds Business competes, (b) any conditions in the United States general economy or the general economy in other geographic areas in which the Cream Suds Business operates or proposes to operate, (c) political conditions, including acts of war (whether or not declared), armed hostilities, acts of terrorism or developments or changes therein, (d) any conditions resulting from natural disasters, (e) compliance by Seller with its covenants or obligations in this Agreement, (f) the failure of the financial or operating performance of the Cream Suds Business to meet internal forecasts or budgets for any period prior to, on or after the date of this Agreement (but the underlying reason for the failure to meet such forecasts or budgets may be considered provided that they do not fall under another clause of this proviso), (g) any action taken or omitted to be taken at the request or with the consent of Acquiror, (h) effects or conditions resulting from the announcement, pendency or consummation of this Agreement or the transactions contemplated thereby, including any actions taken by customers or suppliers of the Cream Suds Business to terminate, discontinue or not renew their Contracts with the Cream Suds Business or otherwise withhold any Consent necessary in respect of such Contracts, (i) any deterioration in the business, financial condition or results of operations of the Cream Suds Business that occurs subsequent to the date of this Agreement and prior to the Closing Date, except that such deterioration will be considered to the extent it arises out of any (1) breach by Seller of its covenants under this Agreement, (2) extraordinary event of a nature described in clauses (c) or (d) (but only to the extent that such extraordinary event disproportionately affects the Cream Suds Business as compared to similarly situated businesses operating in the dishwashing detergent business in the geographic areas in which the Cream Suds Business operates), or (3) a product recall required under applicable Law (but only to the extent such product recall disproportionately affects the Cream Suds Business as compared to similarly situated businesses operating in the dishwashing detergent business in geographic areas in which the Cream Suds Business operates), or (j) changes in applicable Laws or GAAP; provided, further, that with respect to clauses (a), (b), (c), (d) or (j), such matters will be considered to the extent that they disproportionately affect the Cream Suds Business as compared to similarly situated businesses generally operating in the same industry and in the geographic areas in which the Cream Suds Business operates.

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“Cream Suds Inventory” means all product inventories, raw and packaging materials, works-in-process and finished goods and products of the Cream Suds Business as of the Closing.

“Deductible” has the meaning set forth in Section 7.07.

“Deliberate Breach” means (a) a breach of a representation or warranty that the Party making the representation or warranty had Knowledge was false at the time such representation or warranty was made, or (b) a breach of a covenant by a Party where such Party had Knowledge at the time that the action so taken or omitted to be taken by such Party constituted a breach of such covenant, or (c) any fraud or criminal or willful misconduct on the part of a Party.

“Direct Claims” has the meaning set forth in Section 7.04.

“Disclosing Party” has the meaning set forth in Section 4.14(b)(iii)(A).

“Dispute” has the meaning set forth in Section 9.144.

“Dispute Escalation Notice” has the meaning set forth in Section 9.14.

“End Date” has the meaning set forth in Section 6.01(b)(i).

“Enforceability Exception” has the meaning set forth in Section 2.02.

“Excluded Assets” has the meaning set forth in Section 1.04(b).

“Excluded IP Assets” means (a) all UPC, EAN codes, IP addresses and any other codes or numbers that contain Seller identifiers, (b) any Intellectual Property utilized for the provision of any of the services under the Transition Services Agreement and/or the Transitional Supply Agreement (other than any Intellectual Property that is an Acquired IP Asset), (c) the Trademarks “Procter & Gamble”, “P&G Professional”, and “P&G,” similar Trademarks and any other Trademark that includes the name of Seller or any of its Affiliates or businesses, and (d) all Intellectual Property that is not used exclusively in the Joy Business or the Cream Suds Business (other than the Intellectual Property listed on Section 1.04(a)(iv) of the Seller Disclosure Letter), and (e) all Intellectual Property rights in any location outside the Territory.

“Excluded Liabilities” has the meaning set forth in Section 1.05(b).

“External Fragrance Supplier” has the meaning set forth in Section 4.12.

“Final Determination” means (a) with respect to U.S. federal income Taxes, a “determination” as defined in Section 1313(a) of the Code and (b) with respect to Taxes other than U.S. federal income Taxes, any final determination of Liability in respect of a Tax that, under applicable Law, is not subject to further appeal, review or modification through proceedings or otherwise, including the expiration of a statute of limitations or a period for the filing of claims for refunds, amended Tax Returns or appeals from adverse determinations.

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“GAAP” means United States generally accepted accounting principles, as consistently applied by Seller.

“Governmental Approval” means any Consent of any Governmental Authority, including the Antitrust Approvals.

“Governmental Authority” means any federal, state, local, provincial, foreign or international court, tribunal, judicial or arbitral body, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority or any national securities exchange.

“Group” means the Seller Group or the Acquiror Group, as the context requires.

“Indebtedness” means and includes as to any Person (a) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (b) amounts owing as deferred purchase price for property or services, (c) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, (d) obligations or commitments to repay deposits or other amounts advanced by and owing to third parties, (e) net payment obligations under any interest rate, currency or other hedging agreement, (f) obligations of such Person as lessee under leases that have been, or should be, in accordance with GAAP, recorded as capital leases, or (g) guarantees or other contingent liabilities (including so called take-or-pay or keep-well agreements) with respect to any indebtedness, obligation, claim or liability of any other Person of a type described in clauses (a) through (f) above.

“Indemnifying Party” means any Party which may be obligated to provide indemnification to an Indemnitee pursuant to Article VII, Article VIII or any other section of this Agreement.

“Indemnitee” means any Person which may be entitled to indemnification from an Indemnifying Party pursuant to Article VII, Article VIII or any other section of this Agreement.

“Information” means information in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, Contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data, but in any case excluding back-up tapes.

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“Intellectual Property” means, in any and all jurisdictions throughout the world, all (a) patents, patent applications, inventors’ certificates, utility models, statutory invention registrations, and other indicia of ownership of an invention, discovery or improvement issued by an Governmental Authority, including reissues, provisionals, divisionals, continuations, continuations-in-part, extensions, reexaminations, renewals, extensions and other pre-grant and post-grant forms of the foregoing (collectively, “Patents”), (b) trademarks, service marks, certification marks, trade dress, slogans, logos, symbols, trade names, brand names and other identifiers of source or goodwill recognized by any Governmental Authority, including registrations and applications for registration thereof and renewals and extensions thereof and including the goodwill symbolized thereby or associated therewith (collectively, “Trademarks”), and Internet domain names and associated uniform resource locators and social media accounts, (c) copyrights, published and unpublished works of authorship, registrations, applications, renewals and extensions therefor, mask works, and any and all similar rights recognized in a work of authorship by a Governmental Authority, renewals and extensions thereof and any moral rights associated therewith (collectively, “Copyrights”), (d) any trade secret rights in any inventions, invention disclosures, discoveries, and improvements, trade secrets and all other confidential or proprietary Information (including know-how, data, formulas, processes and procedures, research records, records of inventions, test information, and market surveys), and all rights to limit the use or disclosure thereof (collectively, “Trade Secrets”), (e) rights of privacy and publicity, and (f) any and all other intellectual or industrial property rights recognized by any Governmental Authority under the Laws of any country throughout the world.

“Joy Books and Records” has the meaning set forth in Section 1.04(a)(v).

“Joy Business” means the Seller Group’s dishwashing detergent business that operates under the “Joy” Trademark and brand name in the Territory.

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“Joy Business MAE” means any circumstance, change, fact, occurrence, development, condition or event that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Joy Business, taken as a whole; provided, however, that any such effect resulting or arising from or relating to any of the following matters will not be considered when determining whether there has been, or would reasonably be expected to be, a Joy Business MAE: (a) general conditions in the industry in which the Joy Business competes, (b) any conditions in the United States general economy or the general economy in other geographic areas in which the Joy Business operates or proposes to operate, (c) political conditions, including acts of war (whether or not declared), armed hostilities, acts of terrorism or developments or changes therein, (d) any conditions resulting from natural disasters, (e) compliance by Seller with its covenants or obligations in this Agreement, (f) the failure of the financial or operating performance of the Joy Business to meet internal forecasts or budgets for any period prior to, on or after the date of this Agreement (but the underlying reason for the failure to meet such forecasts or budgets may be considered provided that they do not fall under another clause of this proviso), (g) any action taken or omitted to be taken at the request or with the consent of Acquiror, (h) effects or conditions resulting from the announcement, pendency or consummation of this Agreement or the transactions contemplated thereby, including any actions taken by customers or suppliers of the Joy Business to terminate, discontinue or not renew their Contracts with the Joy Business or otherwise withhold any Consent necessary in respect of such Contracts, (i) any deterioration in the business, financial condition or results of operations of the Joy Business that occurs subsequent to the date of this Agreement and prior to the Closing Date, except that such deterioration will be considered to the extent it arises out of any (1) breach by Seller of its covenants under this Agreement, (2) extraordinary event of a nature described in clauses (c) or (d) (but only to the extent that such extraordinary event disproportionately affects the Joy Business as compared to similarly situated businesses operating in the dishwashing detergent business in the geographic areas in which the Joy Business operates), or (3) a product recall required under applicable Law (but only to the extent such product recall disproportionately affects the Joy Business as compared to similarly situated businesses operating in the dishwashing detergent business in geographic areas in which the Joy Business operates), or (j) changes in applicable Laws or GAAP; provided, further, that with respect to clauses (a), (b), (c), (d) or (j), such matters will be considered to the extent that they disproportionately affect the Joy Business as compared to similarly situated businesses generally operating in the same industry and in the geographic areas in which the Joy Business operates.

“Joy Inventory” means all product inventories, raw and packaging materials, works-in-process and finished goods and products of the Joy Business as of the Closing.

“Knowledge” means, in the case of Acquiror, the knowledge of each of the Persons listed on Section 10.01(a) of the Acquiror Disclosure Letter as of the date of the representation after reasonable inquiry by each such Person, and, in the case of Seller, the knowledge of each of the persons listed on Section 10.01(a) of the Seller Disclosure Letter as of the date of the representation after reasonable inquiry by each such Person.

“Law” means any statute, law, ordinance, regulation, rule, constitution, treaty, common law, decree, judgment, code or other requirement of any Governmental Authority, or Order.

“Liabilities” means all debts, liabilities, guarantees, assurances and commitments, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including whether arising out of any Contract or tort based on negligence, strict liability or relating to Taxes payable by a Person in connection with compensatory payments to employees or independent contractors) and whether or not the same would be required by generally accepted principles and accounting policies to be reflected in financial statements or disclosed in the notes thereto.

“Litigation Conditions” has the meaning set forth in Section 7.04(b)(ii).

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“Losses” means liabilities, damages, penalties, judgments, assessments, losses, costs and expenses in any case, whether arising under strict liability or otherwise (including reasonable attorneys’ fees and expenses); provided, however, that “Losses” will not include any (a) punitive or exemplary damage, (b) special or similar damages, indirect damages, consequential damages in each case, that are not reasonably foreseeable, or (c) damages based on diminution in value or damages computed on a multiple of earnings, cash flow or another financial measure, except (y) in the case of each of clauses clauses (a) (b) and (c), to the extent awarded by a court of competent jurisdiction in connection with a Third-Party Claim, and (z) in the case of clause (c), to the extent to the extent related to any breach of or inaccuracy in any Seller Specified Representation, any gross negligence, fraud, willful breach, or criminal or intentional misconduct on the part of Seller, or as a result of any breach of a covenant of Seller hereunder.

“Material Contracts” has the meaning set forth in Section 2.07.

“Order” means any orders, judgments, injunctions, awards, decrees, writs or other legally enforceable requirement handed down, adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Authority.

“Ordinary Course” means, with respect to an action taken by any Person, an action that is materially (a) consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal operations of such Person or (b) similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal operations of other Persons that are in the same size and line of business as such Person.

“Parties” means Seller and Acquiror.

“Patent” has the meaning set forth in the definition of “Intellectual Property.”

“Permit” means any (a) consent, license, registration, permit, permission, order, clearance, termination, waiver, approval obtained from or issued or granted by, (b) expired waiting period of, (c) notice or report given to, or (d) filing made with, in each case, any Person.

“Permitted Encumbrances” means (a) Security Interests for current Taxes, assessments or similar governmental charges or levies not yet due and payable or which are being contested in good faith, (b) mechanic’s, workmen’s, materialmen’s, carrier’s, repairer’s, warehousemen’s and similar other Security Interests arising or incurred in the Ordinary Course, and (c) the Security Interests that will be released at or prior to Closing without the Consent Person.

“Person” means any individual, partnership (general or limited), corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization, other entity or organization, or Governmental Authority.

“Post-Closing Tax Period” means any Tax period (or portion thereof) beginning after the Closing Date.

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“Pre-Closing Period” has the meaning set forth in Section 4.01.

“Pre-Closing Tax Period” means any Tax period (or portion of a Tax period) that ends on or prior to the Closing Date.

“Privileged Communications” has the meaning set forth in Section 4.07.

“Real Property Interests” means all interests in real property of whatever nature, including easements, whether as owner or holder of a Security Interest, lessor, sublessor, lessee, sublessee or otherwise.

“Receiving Party” has the meaning set forth in Section 4.14(b).

“Registered Intellectual Property” means any active Patent, Trademark registration or application for registration, Copyright registration or application for registration, or Internet domain name registration.

“Representatives” means with respect to any Person, such Person’s and any of its Affiliates’ officers, employees, agents, advisors, directors, attorneys, accountants, agents and other representatives.

“Security Interest” means, whether arising under any Contract or otherwise, any mortgage, security interest, pledge, lien, charge, claim, option, indenture, right to acquire, right of first refusal, deed of trust, licenses to third parties, leases to third parties, security agreements, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, title defect, restriction on transfer or other encumbrance and other restrictions, conditions or limitations on the ownership, possession or use of any real, personal, tangible or intangible property.

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller Disclosure Letter” means the disclosure letter delivered by Seller to Acquiror immediately prior to the execution of this Agreement.

“Seller Group” means Seller and each of its Affiliates.

“Seller Indemnitees” means Seller, each member of the Seller Group, and all Persons who are or have been stockholders, directors, partners, managers, managing members, members, officers, agents, representatives or employees of any member of the Seller Group (in each case, in their respective capacities as such).

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“Seller Names and Marks” has the meaning set forth in Section 4.10.

“Seller Specified Representations” has the meaning set forth in Section 7.07.

“Shared Information” means (a) all Information provided by any member of the Acquiror Group to a member of the Seller Group prior to the Closing, (b) any Information in the possession or under the control of such respective Group that relates to the operation of the Joy Business and the Cream Suds Business prior to the Closing and that the requesting Party reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting Party (including under applicable securities and Tax Laws) by a Governmental Authority having jurisdiction over the requesting Party, (ii) for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation or other similar requirements, in each case other than claims or allegations that one Party to this Agreement has against the other, (iii) subject to the foregoing clause (ii) above, to comply with its obligations under this Agreement or any Ancillary Agreement, or (iv) to the extent such Information and cooperation is necessary to comply with such reporting, filing and disclosure obligations, for the preparation of financial statements or completing an audit, and as reasonably necessary to conduct the ongoing businesses of Seller, the Joy Business and the Cream Suds Business, as the case may be, and (c) any Information that is reasonably necessary for the conduct of the Joy Business or the Cream Suds Business (except for any information relating to performance ratings or assessments of employees of Seller (including performance history, reports prepared in connection with bonus plan participation and related data)).

“Shared Technology License Agreement” means the Shared Technology License Agreement in substantially the form attached hereto as Exhibit C.

“Tax” means any United States federal income, state, local or foreign tax, charge, duty, fee, levy, impost or other assessment of any nature whatsoever, including Transfer Taxes and income, gross receipts, excise, property, estimated, sales or use, value added, goods and services, withholding, employment, unemployment net worth, customs duties, capital gains, stamp and franchise taxes, imposed by any Taxing Authority, including any interest, penalties, additions to tax and additional amounts with respect thereto.

“Tax Return” means any return, report, declaration, statement or other document (including any amendment or schedule thereto) filed or required to be filed with any Taxing Authority in respect of any Tax.

“Taxing Authority” means any Governmental Authority exercising any authority to impose, regulate or administer the imposition of Taxes.

“Territory” means Antiqua & Barbuda, Anguilla, Aruba, Bahamas, Barbados, Belize, Bermuda, Brazil, British Virgin Islands, Canada, Caribbean Netherlands, Cayman Islands, Costa Rica, Cuba, Curaçao, Dominican Republic, Ecuador, El Salvador, Grenada, Guatemala, Guyana, Haiti, Honduras, Jamaica, Mexico, Nicaragua, Panama, Saint Maarten, St. Kitts & Nevis, St. Lucia, St. Vincent & Grenadines, Trinidad & Tobago, Turks & Caicos Islands, the United States of America and the U.S. Virgin Islands.

“Third-Party Claim” has the meaning set forth in Section 7.04(b)(i).

“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property.”

“Trademarks” has the meaning set forth in the definition of “Intellectual Property.”

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“Transfer Documents” has the meaning set forth in Section 1.11.

“Transfer Tax” means any federal, state, county, local, foreign and other sales, use, transfer, VAT, goods and services, conveyance, documentary transfer, stamp, recording, registration or other similar Tax (including any notarial fee) imposed in connection with, or otherwise relating to, the sale, transfer or assignment of the Acquired Assets from Seller or any of its Affiliates to Acquiror or any of its Affiliates pursuant to this Agreement.

“Transition Period” has the meaning set forth in Section 4.10.

“Transition Period Assets” has the meaning set forth in Section 4.15.

“Transition Services Agreement” means a Transition Services Agreement in substantially the form attached hereto as Exhibit A. From and after the Closing, the Transition Services Agreement will refer to such agreement executed and delivered pursuant to this Agreement, as amended and/or modified in accordance with its terms.

“Transitional Distribution Agreement” means a Transitional Distribution Agreement in substantially the form attached hereto as Exhibit D. From and after the Closing, the Transitional Distribution Agreement will refer to such agreement executed and delivered pursuant to this Agreement, as amended and/or modified in accordance with its terms.

“Transitional Supply Agreement” means the Transitional Supply Agreement in substantially the form attached hereto as Exhibit E. From and after the Closing, the Transitional Supply Agreement will refer to such agreement executed and delivered pursuant to this Agreement, as amended and/or modified in accordance with its terms.

“VAT” means any value added Tax, goods and services Tax or similar Tax, including such Tax as may be levied in accordance with (but subject to derogation from) EEC Directive 77/388/EEC (and other EEC directives relating to VAT) and/or local legislation imposing value added Tax in the relevant jurisdiction.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

THE PROCTER & GAMBLE COMPANY

By:	/s/ Michael David Guarasci
Name:	Michael David Guarasci
Title:	Authorized Signatory

C-PAK CONSUMER PRODUCT
HOLDINGS LLC

By:	/s/ Eric Blue
Name:	Eric Blue
Title:	Authorized Signatory

CAPITAL PARK HOLDINGS CORP.,
Solely in its capacity as Guarantor

By:	/s/ Eric Blue
Name:	Eric Blue
Title:	CEO